                                                              FILED PURSUANT TO
                                                                 RULE 424(b)(5)
                                                     REGISTRATION NO. 333-71264
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 2002)

                               4,890,000 Shares




[LOGO OF GLOBAL IMAGING SYSTEMS]


                         GLOBAL IMAGING SYSTEMS, INC.

                                 Common Stock

                               -----------------

   We are selling 2,695,000 shares of our common stock. The selling stockholders identified in this prospectus supplement are selling an additional 2,195,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "GISX."

   On February 25, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $16.35.

You should consider the risks we have described in "Risk Factors" beginning on page S-6 before buying shares of our common stock.

                               -----------------

                                                         Per Share    Total
                                                         --------- -----------
  Public offering price.................................  $15.500  $75,795,000
  Underwriting discount.................................  $  .775  $ 3,789,750
  Proceeds, before expenses, to us......................  $14.725  $39,683,875
  Proceeds, before expenses, to the selling stockholders  $14.725  $32,321,375

                               -----------------

   The underwriters may purchase up to an additional 733,500 shares from certain of the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The underwriters expect to deliver the shares to purchasers on or before March 1, 2002.

                               -----------------

                              Joint Lead Managers

RAYMOND JAMES                                             UBS WARBURG

                               -----------------

                             ROBERT W. BAIRD & CO.

         The date of this prospectus supplement is February 25, 2002.

                         GLOBAL IMAGING SYSTEMS, INC.

                         "Think Globally Act Locally"


[LOGO OF GLOBAL IMAGING SYSTEMS]



          [Map of United States in which symbols indicate location of corporate headquarters, core companies and satellite office]

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                      Page
                                                                                      ----
Summary..............................................................................  S-1
Risk Factors.........................................................................  S-6
Disclosure Regarding Forward-Looking Statements...................................... S-12
Use of Proceeds...................................................................... S-13
Dividend Policy...................................................................... S-13
Common Stock Price Range............................................................. S-14
Capitalization....................................................................... S-15
Selected Consolidated Financial Data................................................. S-16
Management's Discussion and Analysis of Financial Condition and Results of Operations S-17
Business............................................................................. S-27
Management........................................................................... S-36
Principal and Selling Stockholders................................................... S-40
Description of Capital Stock......................................................... S-42
Shares Eligible for Future Sale...................................................... S-44
Underwriting......................................................................... S-45
Legal Matters........................................................................ S-47
Experts.............................................................................. S-47
Index to Consolidated Financial Statements........................................... SF-1

                                  Prospectus

                                                               Page
                                                               ----
            About This Prospectus.............................  1
            Risk Factors......................................  2
            Where You Can Find More Information...............  2
            Special Note Regarding Forward-Looking Information  3
            The Company.......................................  3
            Use of Proceeds...................................  4
            Selling Stockholders..............................  5
            Plan of Distribution..............................  6
            Experts...........................................  9
            Legal Matters.....................................  9

                               -----------------

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. You should not rely on any information provided by anyone that is different or inconsistent. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, especially the section entitled "Where You Can Find More Information" on page 2 of the accompanying prospectus and the section entitled "Risk Factors" beginning on page S-6 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, before making a decision to invest in our common stock.

   As used in this prospectus supplement generally and in the accompanying prospectus, the terms "Global," the "company," "we," "our" or "us" mean Global Imaging Systems, Inc. and its direct and indirect subsidiaries.

   Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

Our Business

   We are a leading provider of a number of office technology solutions. We sell and service automated office equipment, network integration solutions and electronic presentation systems. We offer solutions incorporating products from Konica, Canon, Ricoh, Sharp, Hewlett-Packard, IBM, Microsoft, InFocus, Sony and other leading companies. We also offer a variety of ongoing contract services, including service, supply, network management, technical support and training. We currently operate from 115 locations in 26 states and the District of Columbia. We concentrate on customers in the middle market, which we define as businesses with up to 1,000 employees that generally operate in a single geographic area.

   We attribute our historical revenue growth and consistent operating performance primarily to:

  . our focus on providing complete office technology solutions for the middle-market customer;

  . our localized structure--delivering local service through local people under a local company name--coupled with stringent company-wide operating controls;

  .  our utilization of a performance-based, benchmarking model; and

  . our disciplined pursuit and efficient integration of strategic acquisitions.

   Our strategic objectives are (1) to be the leading and most profitable provider of office technology solutions to customers in the middle market and
(2) to continue to grow profitably through internal expansion and by acquiring additional businesses. We enter new geographic markets by acquiring additional core companies. We expand our core markets through acquisitions of satellite companies, which are typically smaller than and in close proximity to our core companies. Administrative functions at satellite companies are integrated into our core companies, allowing local management teams to focus on delivering superior products and services. Since our founding in June 1994, we have acquired 51 businesses, all within the United States, and presently operate
14 core companies and 37 satellite companies. These companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management teams, preserving existing customer relationships. We believe that this core-and-satellite model has led to our success in the middle market.

Our Competitive Strengths

   Our competitive strengths include:

   Compelling Value Proposition to the Middle Market. Most of our customers are small and medium businesses, which we believe will continue to provide us with attractive revenue opportunities as these businesses demand more sophisticated, integrated office technology solutions. We believe that rather than employing competitive bidding processes, these companies typically base their purchasing decisions on personal relationships and loyalty inspired by customized solutions and high-quality service. We are focused on providing our customers complete office technology solutions and a superior level of customer service and satisfaction. Our localized operations enable our sales and service teams to focus on the needs of the middle-market customer and deliver our products and services in the most effective and responsive manner.

   Large and Diverse Customer Base. We are not dependent on a few large customers, as our five largest customers collectively account for 6% of our revenues. We have approximately 130,000 active customers. An active customer is one who purchased automated office equipment or services from us in the past six months or who purchased network integration solutions or electronic presentation systems or services from us in the past twelve months. Our customers span virtually every industry from manufacturing, distribution, financial services, healthcare and retail to educational institutions, local and state governments and not-for-profit organizations.

   Stable Recurring Revenue Stream. The contractual nature of our service and supply business, our rental programs, and our emphasis on superior customer service generate a significant recurring revenue stream. We estimate that over 90% of our automated office equipment sales are accompanied by service and supply contracts. Our high level of repeat equipment sales and our tailored third-party lease financing programs also contribute to a stable revenue stream.

   Effective Business Model for the Middle Market. We operate with a localized structure, which allows us to effectively serve and penetrate the middle market. Our local management teams focus on delivering superior product and service solutions to their local customer bases, without the distraction of dealing with the administrative functions we assume at headquarters. Local management is supported by Global's consolidated financial strength and senior corporate management, which focuses on strategy, planning, operational improvements and financial reporting.

   Important Sales Channel for Many of our Office Technology
Manufacturers. Manufacturers typically have relatively limited ability to reach the middle market efficiently, relying on independent dealers to market and sell their products. Our network of core and satellite companies allows us to generate a large sales volume for them in this market.

   Lease Financing Programs Tailored to the Middle Market. Our ability to offer customized, third-party lease financing programs and our relationships with companies like GE Capital Corporation, or GECC, differentiate us from local dealers in our industry.

Our Growth Strategies

   We pursue the following growth strategies:

   Capitalize on Cross-Selling and Recurring Revenue Opportunities. We constantly seek to deliver the highest level of service to our customers. Effective and responsive servicing of our middle-market customers has created strong loyalty, the opportunity to cross-sell additional products and services, and a significant source of recurring revenue.

   Further Penetrate the Middle Market. The office technology solutions industry is characterized by rapid technological change and growth in product offerings. This rapid change and the increasing availability of integrated office solutions present middle-market businesses with opportunities to enhance their financial and operational efficiency. As more middle-market businesses move to take full advantage of these opportunities, we expect to sell more complete office technology solutions into this market. We believe our position as a leading provider of office technology solutions will allow us to meet the needs of these customers and expand our customer base.

   Selectively Pursue Strategic Acquisitions. We intend to continue to pursue strategic acquisitions that extend our geographic reach, broaden our product offerings, and increase our market share within the geographic markets we currently serve. We expect that the proceeds of this offering will allow us to accelerate our current pace of acquisitions, focusing on the Midwest, upper Midwest and west of the Rocky Mountains.

   Optimize Our Product Sales and Service Mix Using Our Benchmarking
Model. Our senior executives have developed a comprehensive set of performance benchmarks to enable our companies to optimize product sales and service mix and increase profitability. These benchmarks, which are the focus of internal reporting from our companies to headquarters, allow our senior and local management teams to monitor and improve virtually every measurable aspect of the operations of each of our companies. Using these criteria, we train our core and satellite company managers to continually optimize their business mix and improve financial performance.

   Utilize Our Consolidated Financial Strength to Facilitate Local Sales. Our status as a public company with significant financial resources facilitates sales by our core companies in several ways. First, our size, financial resources and the volume of equipment we purchase frequently permit us to negotiate favorable purchasing terms from our vendors. Second, our lease financing relationships enable our customers to cost-effectively gain access to equipment. Third, our purchasing volume enables us to better negotiate for co-marketing dollars from our major vendors and manufacturers, which may be used to buy local advertising. Finally, our nationwide presence and successful operating history reassure customers who want their source of office technology solutions to be stable and reliable.

                                 The Offering


Common stock being offered by us.
                                  2,695,000 shares

Common stock being offered by the
  selling stockholders........... 2,195,000 shares(1)

Shares of our common stock to be
  outstanding after the offering. 20,868,780 shares(2)

Use of proceeds.................. We estimate that our net proceeds from the shares of common stock we sell in this offering, after deducting
                                  underwriting discounts and commissions and other
                                  estimated expenses, will be approximately $39.2 million.
                                  We intend to use these net proceeds to repay indebtedness
                                  under our senior credit facility. We will not receive any
                                  proceeds from the sale of shares sold by the selling
                                  stockholders.

Nasdaq National Market symbol.... GISX

--------
(1) Assumes the underwriters' over-allotment option to purchase up to 733,500 additional shares of common stock from the selling stockholders is not exercised.
(2) Based on 18,173,780 shares outstanding as of January 15, 2002. This number does not include stock options to purchase up to 1,664,320 shares of common stock outstanding on January 15, 2002. It also does not include common stock valued at up to $5,000,000 that we may be required to issue over the next three years to some of the former owners of a business we acquired based on the profitability of that business from the time of acquisition through 2004.

                      Summary Consolidated Financial Data

   The summary consolidated financial data as of and for the fiscal years ended March 31, 1999 through March 31, 2001 are derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the nine months ended December 31, 2000 and 2001 are derived from our unaudited interim consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim period presented. The operating results for the nine months ended December 31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year. You should also read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus supplement and our financial statements.

                                                                                        Nine Months Ended
                                                           Fiscal Year Ended March 31,    December 31,
                                                           ---------------------------- -----------------
                                                             1999      2000      2001     2000   2001(1)
                                                           --------  --------  -------- -------- --------
                                                                                           (unaudited)
                                                               (In thousands, except per share data)
Statement of Operations Data:
Revenues:
    Equipment and supplies................................ $219,459  $355,852  $452,103 $328,416 $351,017
    Service and rentals...................................   69,542   117,824   145,047  106,405  115,684
                                                           --------  --------  -------- -------- --------
Total revenues............................................  289,001   473,676   597,150  434,821  466,701
Costs and operating expenses:
    Cost of equipment and supplies........................  154,083   241,837   306,346  223,456  235,377
    Service and rental costs..............................   34,434    59,439    74,085   53,630   60,158
                                                           --------  --------  -------- -------- --------
       Gross profit.......................................  100,484   172,400   216,719  157,735  171,166
    Selling, general and administrative expenses..........   63,939   113,612   147,888  106,884  118,986
    Intangible asset amortization.........................    4,627     8,183    10,113    7,497      738
                                                           --------  --------  -------- -------- --------
Income from operations....................................   31,918    50,605    58,718   43,354   51,442
Interest expense..........................................    8,427    22,171    28,163   21,110   18,862
                                                           --------  --------  -------- -------- --------
Income before income taxes and extra-ordinary item........   23,491    28,434    30,555   22,244   32,580
Income taxes..............................................   10,390    12,729    14,055   10,227   13,195
                                                           --------  --------  -------- -------- --------
Income before extraordinary item..........................   13,101    15,705    16,500   12,017   19,385
Extraordinary charge for early retirement of debt.........   (1,817)     (654)       --       --       --
                                                           --------  --------  -------- -------- --------
Net income................................................   11,284    15,051    16,500   12,017   19,385
Yield adjustment on Class A common stock and accretions(2)     (901)       --        --       --       --
                                                           --------  --------  -------- -------- --------
Net income available to common stockholders............... $ 10,383  $ 15,051  $ 16,500 $ 12,017 $ 19,385
                                                           ========  ========  ======== ======== ========
Basic earnings per share.................................. $    .63  $    .79  $    .90 $    .65 $   1.07
                                                           ========  ========  ======== ======== ========
Diluted earnings per share................................ $    .62  $    .78  $    .90 $    .65 $   1.05
                                                           ========  ========  ======== ======== ========
Basic weighted average shares outstanding.................   16,478    19,031    18,330   18,421   18,103
Diluted weighted average shares outstanding...............   16,811    19,176    18,333   18,426   18,378

--------
(1) Data for nine months ended December 31, 2001 reflects adoption of Statement of Financial Accounting Standard, or SFAS, No. 142, Goodwill and Other Intangible Assets, effective April 1, 2001.
(2) Reflects adjustments for amounts payable to holders of Global's Class A common stock upon Global's initial public offering.

                                                             December 31, 2001
                                                            --------------------
                                                             Actual  Adjusted(1)
                                                            -------- -----------
                                                               (In thousands)
Balance Sheet Data:
Working capital............................................ $ 76,546  $ 76,546
Total assets...............................................  485,841   485,841
Total debt.................................................  265,038   225,804
Total stockholders' equity.................................  142,433   181,667

--------
(1) Gives effect to our sale of 2,695,000 shares of common stock at an offering price of $15.50 per share and our application of the net proceeds from the sale after the offering to repay indebtedness as described in the "Use of Proceeds" section of this prospectus supplement.

                                 RISK FACTORS

Our Indebtedness Results in Significant Debt Service Obligations and
Limitations.

   We have incurred a substantial amount of acquisition-related debt and, as a result, we have significant debt service obligations. As of December 31, 2001, our total indebtedness was $265.0 million, which represented 65.0% of our total capitalization. We also had $74.1 million of additional borrowing availability under our senior credit facility. In addition, our senior credit facility and the indenture governing our senior subordinated notes, which we sometimes refer to as subordinated debt, allow us to incur additional indebtedness under certain circumstances. Substantially all of our real and personal property used in our business operations secures our obligations under our senior credit facility. Our indebtedness may pose important consequences to investors, including the risks that:

  . we will use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for acquisitions, working capital, capital expenditures and other general corporate purposes;

  . we may be unable to obtain additional financing on satisfactory terms or to otherwise fund capital expenditures, acquisitions and other general corporate requirements;

  . our borrowings under our senior credit facility bear interest at variable rates, which would create higher debt service requirements if market interest rates increase;

  . if market interest rates decrease, the hedged portion of our indebtedness, which has fixed interest rates, may bear interest at rates higher than market interest rates; and

  . our degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable to downturns in the economy generally or in our industry.

   If we cannot generate sufficient cash flow from operations to meet our obligations, we may be forced to reduce or delay acquisitions and other capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. We cannot assure you that these remedies would be available or satisfactory. Our cash flow from operations will be affected by prevailing economic conditions and financial, business and other factors which may be beyond our control.

We Need Substantial Additional Funds to Finance Our Acquisitions.

   We intend to finance our future acquisitions primarily through cash flow from operations and by incurring additional indebtedness, which will be substantial in relation to our equity capital. We cannot be certain that we will be able to borrow money for future acquisitions on favorable terms. Current market conditions and recent regulatory changes make it extremely difficult for companies our size to secure revolving credit indebtedness, which is the preferred source of indebtedness for our financing needs, on cost effective terms. Also, the restrictions imposed on us under our senior credit facility and the indenture governing the subordinated notes may limit our ability to borrow additional funds for acquisitions. We may also pay some of the price of future acquisitions by issuing common stock or other equity securities to the sellers of the businesses we acquire or in public or private offerings. Depending on the market value of our common stock, either we may not be willing to use common stock for part of the consideration we pay, or the sellers of the businesses we acquire may not be willing to accept our common stock as part of the consideration they receive. To the extent we do not have access to additional debt and do not issue equity to pay for future acquisitions, we would need to use more of our cash resources to continue our acquisition program. We cannot be certain that we will be able to obtain debt or equity financing, or that we will have enough cash resources available to pay for future acquisitions.

Covenants in Our Debt Instruments Restrict Our Capacity to Borrow and Invest, Which Could Impair Our Ability to Expand or Finance Our Operations.

   The terms of our senior credit agreement and the indenture governing the terms of our subordinated debt impose operating and financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand, finance our operations or engage in other business activities that may be in our interest. These restrictions limit or prohibit our ability to:

  .  incur additional debt and prepay our subordinated debt;

  . use the aggregate net cash proceeds received by us in a common stock offering because the restrictions require us to use 50% of these proceeds to pay down the loans under our senior credit agreement;

  .  pay dividends or make other distributions;

  .  make investments or other restricted payments;

  .  undergo a change of control;

  .  pledge or mortgage assets;

  .  enter into transactions with related persons;

  .  sell assets; or

  .  consolidate, merge or sell all or substantially all of our assets.

   If we fail to comply with these restrictions, these debt instruments could become immediately due and payable.

We May Be Unable to Successfully Integrate Businesses We Acquire into Our Operations.

   Integrating businesses we acquire may involve unanticipated delays, costs or other operational or financial problems. Successful integration of the businesses we acquire depends on a number of factors, including our ability to transition acquired companies to our management information systems and the ability of our core businesses to integrate acquired satellites into their operations. In integrating businesses we acquire, we may not achieve expected economies of scale or profitability or realize sufficient revenues to justify our investment. For example, if we are unable to increase the sales force productivity at businesses we acquire as quickly as we expect, our operating results may not justify our investment. We also face the risk that an unexpected problem at one of the companies we acquire will require substantial time and attention from senior management, diverting management's attention from other aspects of our business. We cannot be certain that our management and operational controls will be able to support us as we grow.

We Depend on Our Executive Officers.

   Our success depends on the efforts and ability of our four executive officers, Thomas S. Johnson, our President and Chief Executive Officer, Raymond Schilling, our Senior Vice President and Chief Financial Officer, Alfred N. Vieira, our Vice President of Operations and Service and Todd S. Johnson, our Vice President of Acquisitions. Our executive officers developed and implemented Global's benchmarking model, and have many years of experience in the office technology solutions industry and in the acquisition and integration of office technology solutions dealers. We do not carry key-man insurance on the life of any of our executive officers. The loss or interruption of the services of any one of our executive officers could have an adverse effect on us.

We Depend on the Presidents of Our Core Companies.

   We depend on our core company presidents to integrate and operate our acquired businesses profitably. Our localized management structure depends on the ability of these core company presidents to effectively and efficiently manage our businesses. Our core company presidents have extensive industry experience and long-standing relationships with the customers in the regions they serve. The loss of any of our core company presidents could result in the loss of these valuable relationships, disrupt operations and adversely impact our sales and revenues.

Our Business Depends on Our Vendor Relationships and the Availability of
Products.

   A majority of our revenues come from the sale of office technology solutions equipment and from service and supply contracts for this equipment. As a result, our success depends on our access to reliable sources of equipment, parts and supplies at competitive prices. During the fiscal year ended March 31, 2001, we purchased 12% of our equipment, parts and supplies from Konica. No other vendor represented in excess of 7% of purchases of equipment, parts and supplies. There is no guarantee that Konica or any of our other vendors will continue to sell their products to us, or that they will do so at competitive prices. Finally, other factors, including reduced access to credit resulting from economic conditions, may impair our vendors' ability to provide products in a timely manner or at competitive prices.

We Depend on Our Primary Lease Financing Partner.

   Over 70% of our automated office equipment sales are financed for our customers by third-party leasing companies, such as General Electric Capital Corporation, or GECC. The GECC program accounts for approximately 88% of all of our automated office equipment lease financing. These lease financing arrangements permit our customers to lease equipment without having to purchase the equipment with cash. This, in turn, generates sales and service revenue for us. If GECC terminates our financing arrangements, we would need alternative sources of financing for our customers. There is no guarantee we could find an alternative source of financing for our customers that provides as favorable rates and terms. Our inability to provide such financing would likely adversely impact our business.

Technological Developments Will Affect Our Business.

   We must continue to respond to the rapidly changing environment in the office technology solutions industry. Our business would be adversely affected if we or our suppliers fail to anticipate which products or technologies will gain market acceptance or we cannot sell these products at competitive prices. We cannot be certain that manufacturers of popular products will permit us to market their newly developed equipment. In addition, new products containing new technology may be sold through other channels of distribution. Technological advancements may result in lower per unit costs, which in turn may reduce our sales revenues. Similarly, reliability improvements may reduce our service revenues. Lastly, because we incur increased expenses to train our sales and service personnel on any new technologies, our operating margins may be negatively affected.

Our Markets are Highly Competitive.

   We operate in highly competitive markets, which forces us to compete for customers. Our competitors in the automated office equipment market who sell to the middle market include large, independent dealers and IKON Office Solutions, as well as, to a lesser extent, Xerox and Danka. Our competition also includes manufacturers' sales and service divisions, office superstores and consumer electronics chains.

   In the network integration solutions market we compete in the distribution of computer and network equipment with IT direct marketers, including CDW, Insight and PC Connection; direct sellers such as Dell and Gateway; the sales and service divisions of companies such as Hewlett-Packard and Compaq and independent value-added resellers. Generally, IT direct marketers are marketers of multi-brand computers and related technology products in the office technology solutions industry. Their business customers, like ours, are concentrated in the middle-market category, and they access these customers through phone, fax and the Internet. In the delivery of services accompanying these products, we compete with smaller companies with regional or local operations, and the in-house capabilities of our customers.

   Our competitors in the electronic presentation systems market include MCSi, IT direct marketers and local distributors. Our competition also includes manufacturers' sales and service divisions, office superstores and consumer electronics chains.

   Some competitors have greater financial and personnel resources than we do. Competition from large, national competitors is likely to increase as we seek to attract additional customers and expand our markets geographically. Competition from large, national competitors will also increase if our industry continues to consolidate.

Fluctuations in the Market Price of Our Common Stock May Make it More Difficult for Us to Raise Capital.

   The market price of our common stock is volatile and has fluctuated over a wide range. These fluctuations may impair our ability to raise capital by offering equity securities. The market price may continue to fluctuate significantly in response to various factors, including:

  .  general trends in the office technology solutions industry;

  .  announcements and actions by competitors;

  .  fluctuations in competitor's stock prices;

  .  low trading volume;

  .  changes in estimates by securities analysts;

  .  failure to meet analysts' expectations;

  .  our liquidity or ability to raise funds; and

  .  general economic conditions.

We are Heavily Dependent on Commercial Delivery Services.

   We generally receive products from our vendors and ship products to customers, other than copiers, by commercial delivery services. National security disruptions, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

If Significant Shares Eligible for Future Sale are Sold or Registration Rights are Exercised, the Result May Depress Our Stock Price by Increasing the Supply of Our Shares in the Market at a Time When Demand May Be Limited.

   As of January 15, 2002, we had 18,173,780 shares of common stock outstanding, 18,078,542 of which are eligible for sale in the open market or qualify for resale under Rule 144 of the Securities Act. To the extent that these shares are sold, the increase in supply of our shares being sold in the market could depress our stock price. In addition, as of January 15, 2002, we had stock options outstanding to purchase an aggregate of 1,664,320 shares of common stock at various exercise prices ranging from $5.44 to $18.12 per share, 547,599 of which were vested. We may also be required to issue common stock valued at up to $5,000,000 over the next three years to some of the former owners of a business we acquired based on the profitability of that business from the time of acquisition through 2004. If these options are exercised or if we issue this common stock, the increase in the number of our outstanding shares of common stock may also adversely affect the price for our common stock. This could hurt our ability to raise capital through the sale of equity securities. Because we continue to require additional outside sources of capital to finance our acquisitions and the growth of our business, we may need to raise additional capital through the sale of equity securities. Additionally, some of our stockholders who acquired shares from us in private placements have registration rights. If the stockholders were to exercise their registration rights when we are seeking to raise capital by selling stock in a registered offering, the result could effectively prevent us from doing so.

   We, our executive officers and directors and the selling stockholders have entered into lockup agreements that prevent us and these individuals from, for a period of 180 days after the date of this prospectus supplement, offering or selling shares of our common stock without the prior written consent of Raymond James. Raymond James may, however, at any time and without notice, release all or any portion of the shares restricted by the lock-up agreements. After the offering, and assuming the underwriters exercise their over-allotment option, a total of approximately 6,227,000 shares will be subject to the lock-up agreements.

Our Directors, Officers and Certain Stockholders May Have Significant Influence Over Global.

   Our executive officers and directors and their affiliates beneficially own approximately 51% of our common stock, and Golder, Thoma, Cressey, Rauner, Inc., through its affiliation with Golder, Thoma, Cressey, Rauner Fund IV L.P., owns approximately 41% of our common stock. After this offering, our executive officers and directors and their affiliates will beneficially own approximately 34% of our common stock, and Golder, Thoma, Cressey, Rauner, Inc., through its affiliation with Golder, Thoma, Cressey, Rauner Fund IV L.P., will own approximately 26% of our common stock. If the underwriters exercise their over-allotment option, our executive officers and directors and their affiliates will beneficially own approximately 30% of our common stock, and Golder, Thoma, Cressey, Rauner, Inc., through its affiliation with Golder, Thoma, Cressey, Rauner Fund IV L.P., will own approximately 25% of our common stock. Accordingly, our executive officers and directors and their affiliates, particularly Golder, Thoma, Cressey, Rauner, Inc., have and will continue to have significant influence over the election of directors and corporate actions requiring stockholder approval. In some cases, Golder, Thoma, Cressey, Rauner, Inc.'s interests as a stockholder could conflict with the interests of our noteholders or other stockholders. The concentration of ownership of our common stock could limit the price that some investors might be willing to pay in the future for shares of common stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our Quarterly Operating Results May Fluctuate Significantly.

   We may experience significant quarter to quarter fluctuations in our results of operations as a result of a variety of factors including:

  .  the timing of the acquisition and integration of acquired companies;

  .  the demand for our products and services;

  . the timing and introduction of new products and services by us or our suppliers or competitors;

  .  the market acceptance of new products and services;

  .  competitive conditions in the office technology solutions industry;

  .  our dependence on commercial delivery services;

  .  general economic conditions; and

  .  impairment in the value of goodwill we carry.

   We carry a substantial amount of goodwill as a result of our acquisition activity. Effective April 1, 2001, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment on a periodic basis. Impairment of goodwill could occur if the carrying amount (as that term is used in SFAS No. 142) of any of our core companies exceeds its fair value, determined in accordance with SFAS No. 142. Such an event could result from a large number of factors, many of which are not in our control. Any goodwill impairments identified would be treated as a noncash operating charge for the period during which the impairment is identified and would adversely affect our quarterly operating results.

   As a result, we believe that period to period comparisons of our results of operations are not necessarily meaningful or indicative of the results that we may achieve in any subsequent quarter or full year. Quarterly fluctuations in our results of operations may lead to volatility in the market price of our common stock, and in future quarters our results of operations could be below the expectations of the public market. If our results of operations are below the expectations of the public market, the market price of our common stock could be materially adversely affected.

Our Certificate of Incorporation, Bylaws and Debt Covenants May Delay or Prevent a Takeover of Global.

   Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay, defer or prevent a change in control. These provisions could limit the price that investors might be willing to pay for our common stock. Some of these provisions allow us to issue, without stockholder approval, preferred stock that has rights senior to our common stock. Other provisions impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. In addition, some of our debt covenants may delay, defer or prevent a change in control. Our senior subordinated notes contain change of control provisions that give our noteholders the right to require us to purchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest. In such circumstances, we may also be required to repay our outstanding senior debt or obtain our lenders' consent to our purchase of the notes. Upon a change of control, we cannot guarantee that we will have sufficient funds to make any debt payment, including purchases of the notes.

The War on Terrorism and Fear of Additional Terrorist Attacks are Unprecedented Events that have Created Economic and Political Uncertainties, Some of Which May Materially Harm Our Business.

   The terrorist attacks on September 11, 2001 and the resulting war on terrorism and fear of additional terrorist attacks have adversely impacted many businesses. These attacks and the resulting war caused instability in the U.S. and other financial markets, and have disrupted our operations, particularly in the New York metropolitan area. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement contains forward-looking statements, including statements about our acquisition and business strategy, our expected financial position and operating results, the projected size of our markets and our financing plans and similar matters. In addition, in those and other portions of this prospectus supplement, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "project" and similar expressions, as they relate to us, our management, and our industry are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Actual results may differ materially. Some of the risks, uncertainties and assumptions about Global that may cause actual results to differ from the results in these forward-looking statements are described above in "Risk Factors" and below in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement might not transpire.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us in this offering, after deducting underwriting discounts and commissions and other estimated expenses, will be approximately $39.2 million. We expect to use the net proceeds to pay down indebtedness under our senior credit facility.

   Our senior credit facility consists of a $150,000,000 five-year senior secured revolving line of credit, a $25,000,000 five-year senior term loan and a $75,000,000 seven-year senior term loan. Under the terms of the facility, we are required to use 50% of the aggregate net cash proceeds received by us in a common stock offering to pay down the term loans. The lenders under the seven-year term loan may require that some of the proceeds first be applied to pay down the revolving credit loan instead. We expect to use any remaining proceeds to pay down the revolving line of credit. To the extent we use the proceeds to pay down the revolving line of credit, we increase the funds available for borrowing. We currently anticipate amounts borrowed under the revolving line of credit will be used to fund acquisitions, and for working capital and other general corporate purposes.

   The revolving credit loan and the five-year term loan bear interest at rates ranging from 2.00% to 3.00% over LIBOR or from .75% to 1.75% over a base rate related to the prime rate, varying according to our ratio of total funded debt to earnings before interest, taxes, depreciation and amortization. The seven-year term loan bears interest at a rate of 3.25% over LIBOR or 2.00% over a base rate related to the prime rate. Amounts borrowed under the revolving credit loan may be repaid and borrowed over the life of the revolving line of credit, with a final maturity date of June 30, 2004. Amounts borrowed under the five-year term loan are to be repaid in installments over the life of the loan, with a final maturity date of June 30, 2004. Amounts borrowed under the seven-year term loan are to be repaid in installments over the life of the loan, with a final maturity date of June 30, 2006.

   We will not receive any proceeds from the sale of common stock by the selling stockholders. We have agreed to pay all expenses of effecting the registration of the offered shares, including reasonable fees and disbursements of one counsel for the selling stockholders. We will not pay underwriting discounts and commissions, fees and disbursements of any additional counsel for the selling stockholders, or transfer taxes attributable to the sale of the offered shares, which will be paid by the selling stockholders.

                                DIVIDEND POLICY

   We have not paid any dividends to date, and we do not anticipate paying any dividends on any of our common stock in the foreseeable future. We currently intend to retain all of our earnings, if any, for use in our business. Payment of dividends by us is prohibited by our senior credit facility and our senior subordinated notes.

                           COMMON STOCK PRICE RANGE

   Our common stock is listed on the Nasdaq National Market under the symbol GISX. The table below shows the range of reported sale prices on the Nasdaq National Market for the periods indicated.

                                                      Common Stock Price
                                                      ------------------
                                                        High      Low
                                                       -------  -------
       Fiscal Year Ended March 31, 2002:
          First Quarter.............................. $14.990   $ 4.300
          Second Quarter.............................  19.650     8.800
          Third Quarter..............................  18.500    11.150
          Fourth Quarter (through February 25, 2002).  21.300    15.000

       Fiscal Year Ended March 31, 2001:
          First Quarter.............................. $10.500   $ 5.813
          Second Quarter.............................  10.750     5.875
          Third Quarter..............................   6.125     2.656
          Fourth Quarter.............................   6.750     3.250

       Fiscal Year Ended March 31, 2000:
          First Quarter.............................. $18.875   $10.625
          Second Quarter.............................  21.250    13.875
          Third Quarter..............................  18.375     9.375
          Fourth Quarter.............................  12.500     6.938

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2001 on:

  .  an actual basis; and

  .  an adjusted basis, which gives effect to:

    . our sale of 2,695,000 shares of our common stock in this offering, at a public offering price of $15.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and

    . our repayment of approximately $39.2 million of our indebtedness under our senior credit facility with the net proceeds from this offering.

   The information regarding stockholders' equity in the table below excludes stock options and rights to purchase an aggregate of 1,664,320 shares outstanding on January 15, 2002. The information also excludes common stock valued at up to $5,000,000 that we may be required to issue over the next three years to some of the former owners of a business we acquired, based on the profitability of that business from the time of acquisition through 2004.

   This table should be read together with the unaudited interim financial statements and the related notes included elsewhere in this prospectus supplement.

                                                                                   December 31, 2001
                                                                                  ------------------
                                                                                   Actual   Adjusted
                                                                                  --------  --------
Cash and cash equivalents........................................................ $     --  $     --
                                                                                  ========  ========
Current maturities of long-term debt............................................. $  6,503  $  6,503
Long-term debt, less current maturities..........................................  258,535   219,301
                                                                                  --------  --------
       Total debt................................................................ $265,038  $225,804
                                                                                  ========  ========
Preferred stock, $.01 par value:
   10,000,000 shares authorized: no shares issued................................       --        --
Common stock, $.01 par value:
   50,000,000 shares authorized: 19,329,159 shares issued and 18,153,520 shares outstanding; 22,024,159 shares issued and 20,848,520 shares outstanding, as
     adjusted.................................................................... $    193  $    220
Common stock held in treasury stock, at cost.....................................  (10,352)  (10,352)
Additional paid-in capital.......................................................   92,085   131,292
Retained earnings................................................................   61,866    61,866
Accumulated other comprehensive loss.............................................   (1,359)   (1,359)
                                                                                  --------  --------
       Total stockholders' equity................................................  142,433   181,667
                                                                                  --------  --------
       Total capitalization...................................................... $407,471  $407,471
                                                                                  ========  ========

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data as of and for the fiscal years ended March 31, 1997 through March 31, 2001 are derived from our audited consolidated financial statements. The selected financial data as of and for the nine months ended December 31, 2000 and 2001 are derived from our unaudited interim consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim period presented. The operating results for the nine months ended December 31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year. Since the information presented below is only a summary and does not provide all of the information in our financial statements, including the related notes, you should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus supplement and our financial statements.

                                                                                                              Nine Months Ended
                                                                        Fiscal Year Ended March 31,             December 31,
                                                              ----------------------------------------------- -----------------
                                                               1997      1998      1999      2000      2001     2000   2001(1)
                                                              -------  --------  --------  --------  -------- -------- --------
                                                                                                                 (unaudited)
                                                                            (In thousands, except per share data)
Statement of Operations Data:
Revenues:
 Equipment and supplies...................................... $41,200  $121,316  $219,459  $355,852  $452,103 $328,416 $351,017
 Service and rentals.........................................  22,893    43,059    69,542   117,824   145,047  106,405  115,684
                                                              -------  --------  --------  --------  -------- -------- --------
   Total revenues............................................  64,093   164,375   289,001   473,676   597,150  434,821  466,701
Costs and operating expenses:
 Cost of equipment and supplies..............................  27,087    85,972   154,083   241,837   306,346  223,456  235,377
 Service and rental costs....................................  11,467    21,594    34,434    59,439    74,085   53,630   60,158
                                                              -------  --------  --------  --------  -------- -------- --------
   Gross profit..............................................  25,539    56,809   100,484   172,400   216,719  157,735  171,166
 Selling, general and administrative expenses................  18,280    38,619    63,939   113,612   147,888  106,884  118,986
 Intangible asset amortization...............................   1,939     3,076     4,627     8,183    10,113    7,497      738
                                                              -------  --------  --------  --------  -------- -------- --------
Income from operations.......................................   5,320    15,114    31,918    50,605    58,718   43,354   51,442
Interest expense.............................................   3,190     6,713     8,427    22,171    28,163   21,110   18,862
                                                              -------  --------  --------  --------  -------- -------- --------
Income before income taxes and extraordinary item............   2,130     8,401    23,491    28,434    30,555   22,244   32,580
Income taxes.................................................   1,007     3,948    10,390    12,729    14,055   10,227   13,195
                                                              -------  --------  --------  --------  -------- -------- --------
Income before extraordinary item.............................   1,123     4,453    13,101    15,705    16,500   12,017   19,385
Extraordinary charge for early retirement of debt............      --        --    (1,817)     (654)       --       --       --
                                                              -------  --------  --------  --------  -------- -------- --------
Net income...................................................   1,123     4,453    11,284    15,051    16,500   12,017   19,385
Yield adjustment on Class A common stock and accretions(2)...  (1,402)   (2,442)     (901)       --        --       --       --
                                                              -------  --------  --------  --------  -------- -------- --------
Net income (loss) available to common stockholders........... $  (279) $  2,011  $ 10,383  $ 15,051  $ 16,500 $ 12,017 $ 19,385
                                                              =======  ========  ========  ========  ======== ======== ========
Basic earnings (loss) per share.............................. $  (.03) $    .21  $    .63  $    .79  $    .90 $    .65 $   1.07
                                                              =======  ========  ========  ========  ======== ======== ========
Diluted earnings (loss) per share............................ $  (.03) $    .21  $    .62  $    .78  $    .90 $    .65 $   1.05
                                                              =======  ========  ========  ========  ======== ======== ========
Basic weighted average shares outstanding....................   8,729     9,805    16,478    19,031    18,330   18,421   18,103
Diluted weighted average shares outstanding..................   8,729     9,805    16,811    19,176    18,333   18,426   18,378

Balance Sheet Data (at period end):
Working capital.............................................. $ 9,655  $ 24,255  $ 44,969  $ 67,317  $ 70,854 $ 73,612 $ 76,546
Total assets.................................................  68,990   164,342   310,419   433,565   478,819  473,977  485,841
Total debt...................................................  36,873    97,485   168,277   247,722   276,650  275,314  265,038
Total stockholders' equity...................................  19,796    38,248    94,899   117,613   123,796  119,313  142,433

--------
(1) Data for nine months ended December 31, 2001 reflects adoption of SFAS No. 142 effective April 1, 2001.
(2) Reflects adjustments for amounts payable to holders of Global's Class A common stock upon Global's initial public offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this prospectus supplement. Much of the discussion in this section involves forward-looking information. Our actual results may differ significantly from the results suggested by these forward-looking statements. Some factors that may cause our results to differ from these statements are described in the "Risk Factors" section of this prospectus supplement.

   All dollar figures presented in this section, except per share data, are in thousands.

Overview

   We are a leading provider of a number of office technology solutions. We sell and service automated office equipment, network integration solutions and electronic presentation systems. We offer solutions incorporating products from Konica, Canon, Ricoh, Sharp, Hewlett-Packard, IBM, Microsoft, InFocus, Sony and other leading companies. We also offer a variety of ongoing contract services, including service, supply, network management, technical support and training. We currently operate from 115 locations in 26 states and the District of Columbia. Since our founding in June 1994, we have acquired 51 businesses, all within the United States, and presently operate 14 core companies and 37 satellite companies. We believe the businesses we have acquired and the businesses we acquire in the future will benefit from our various programs and operating strategies. These benefits include increased operating efficiencies, the support of experienced and professional senior management, expansion of the types of office technology products and services offered, increased access to capital, and enhanced financial management.

   Our revenues come from two sources: (1) sales of equipment and supplies and
(2) sales of complementary services and equipment rentals. The growth of equipment revenues and the complementary supplies, parts and service revenues depends on several factors, including the demand for equipment, our reputation for providing timely and reliable service, and general economic conditions. Revenues generated from the sale of equipment and complementary supplies, parts and services are affected by price, general economic conditions, service reputation, and competitors' actions in the marketplace. Sales of complementary supplies, parts and services are also affected by equipment sales and rental volumes.

   Gross profit as a percentage of revenues varies from period to period depending on a number of variables. Those variables include the mix of revenues from equipment, supplies, service and rentals; the mix of revenues among the markets served by us; and the mix of revenues of the businesses acquired by us. As we acquire businesses, the percentage of our revenues that come from sales of equipment and supplies, as opposed to service and rentals, fluctuates depending on whether the businesses acquired are automated office equipment dealers or are network integrators or electronic presentation systems dealers. Automated office equipment dealers typically derive a higher percentage of their revenues from service and rentals, and a lower percentage from sales of equipment and supplies, than do network integrators or electronic presentation system dealers. Generally, sales of equipment and supplies have lower gross profit margins than revenues from service and rentals. In addition, equipment sales in the automated office equipment market generally have higher gross profit margins than equipment sales in the network integration or electronic presentation systems markets. To the extent these markets grow faster than the automated office equipment market, over time a larger percentage of our revenues and gross profits may be derived from sales that have lower gross profit margins than our current gross profit margins.

   Cost of goods sold consists primarily of the cost of new equipment, cost of supplies and parts, labor costs to provide services, rental equipment depreciation and other direct operating costs. We depreciate our rental equipment primarily over a three-year period on a straight-line basis.

Results of Operations

   The following table sets forth, for the periods indicated, selected consolidated financial information as a percentage of total revenues.

                                                                        Nine Months
                                                      Fiscal Year          Ended
                                                    Ended March 31,    December 31,
                                                  -------------------  ------------
                                                  1999   2000   2001   2000   2001
                                                  -----  -----  -----  -----  -----
Revenues:
   Equipment and supplies........................  75.9%  75.1%  75.7%  75.5%  75.2%
   Service and rentals...........................  24.1   24.9   24.3   24.5   24.8
                                                  -----  -----  -----  -----  -----
Total revenues................................... 100.0  100.0  100.0  100.0  100.0
Cost of goods sold...............................  65.2   63.6   63.7   63.7   63.3
                                                  -----  -----  -----  -----  -----
   Gross profit..................................  34.8   36.4   36.3   36.3   36.7
Selling, general and administrative expenses.....  22.2   24.0   24.8   24.6   25.5
Intangible asset amortization....................   1.6    1.7    1.7    1.7    0.2
                                                  -----  -----  -----  -----  -----
Income from operations...........................  11.0   10.7    9.8   10.0   11.0
Interest expense.................................   2.9    4.7    4.7    4.9    4.0
                                                  -----  -----  -----  -----  -----
Income before income taxes and extraordinary item   8.1    6.0    5.1    5.1    7.0
Income taxes.....................................   3.6    2.7    2.3    2.3    2.8
                                                  -----  -----  -----  -----  -----
Income before extraordinary item.................   4.5    3.3    2.8    2.8    4.2
Extraordinary charge for early retirement of debt  (0.6)  (0.1)    --     --     --
                                                  -----  -----  -----  -----  -----
Net income.......................................   3.9%   3.2%   2.8%   2.8%   4.2%
                                                  =====  =====  =====  =====  =====

  Nine Months Ended December 31, 2001 Compared to Nine Months Ended December 31, 2000

    Revenues

   Total revenues for the nine months ended December 31, 2001 increased to $466,701, 7.3% higher than total revenues of $434,821 for the same period in 2000. The majority of the increase in revenue was due to internal growth, with the remainder coming from acquisition of businesses during fiscal years 2001 and 2002.

   Equipment and supplies revenues for the nine months ended December 31, 2001 increased to $351,017, 6.9% higher than equipment and supplies revenues of $328,416 for the same period in 2000.

   Service and rental revenues for the nine months ended December 31, 2001 increased to $115,684, 8.7% higher than service and rental revenues of $106,405 for the same period in 2000.

    Gross Profit

   Gross profit for the nine months ended December 31, 2001 increased to $171,166, 8.5% higher than gross profit of $157,735 for the same period in 2000. When viewed as a percentage of total revenue, gross profit was 36.7% for the nine months ended December 31, 2001 versus 36.3% for the same period in 2000. Office equipment dealers typically receive a higher percentage of revenues and gross profit from service and rentals, while network integration solutions and electronic presentation systems dealers derive a higher percentage of revenues and gross profit from sales of equipment and supplies. For our existing businesses, the sales internal growth rate of the automated office equipment dealers was higher than that of the network integration solutions and electronic presentation systems dealers.

   Gross profit as a percentage of equipment and supplies revenues increased to 32.9% for the nine months ended December 31, 2001 from 32.0% for the same period one year ago.

   As a percentage of revenue, the combined service and rental gross profit margin declined to 48.0% for the nine months ended December 31, 2001 from 49.6% for the same period one year ago. This is primarily due to an increase in rental depreciation expense as a result of several large accounts replacing fully depreciated rental equipment with new rental equipment.

    Selling, General and Administrative Expenses

   Selling, general and administrative, or SG&A, expenses for the nine months ended December 31, 2001 increased to $118,986, 11.3% higher than SG&A expenses of $106,884 for the same period in 2000. These expenses increased principally due to payroll wages and commissions related to the increase in sales, and increased health and property and casualty insurance expenses, and occupancy expenses. The increase in expense as a percentage of revenues also was the result of acquiring automated office equipment businesses in fiscal years 2001 and 2002.

   Intangible Asset Amortization

   Intangible asset amortization was $738 for the nine months ended December 31, 2001. This amortization is for non-compete agreements, while goodwill is no longer amortized due to the adoption of SFAS No. 142 effective April 1, 2001. During the same period in 2000, intangible asset amortization was $7,497, which included goodwill amortization of $6,642 and non-compete agreements amortization of $855. See Note 7 to the consolidated financial statements for a further discussion of SFAS No. 142.

   Income From Operations

   Income from operations for the nine months ended December 31, 2001 was $51,442, 18.7% higher than $43,354 from the same period in 2000. Income from operations was positively impacted by the early adoption of SFAS No. 142 (see
Note 7 to the consolidated financial statements) and the increase in combined revenues and gross profit.

   Interest Expense

   Interest expense for the nine months ended December 31, 2001 was $18,862, compared to $21,110 from the same period in 2000. Even though we had a slightly higher level of borrowings, the interest expense was lower due to lower interest rates. Interest expense includes the amortization of financing fees incurred in connection with our current credit facility and the senior subordinated notes.

   Income Taxes

   The provision for income taxes for the nine months ended December 31, 2001 was $13,195, 29.0% higher than $10,227 from the same period in 2000. The increase in income taxes was primarily due to higher pre-tax income in 2001, offset by the reduction in the effective income tax rate due to the non-deductibility of goodwill amortization. The effective income tax rate was 40.5% for the nine months ended December 31, 2001 and 46.0% for the same period in 2000. The decline in the effective income tax rate is primarily due to goodwill not being amortized with the adoption of SFAS No. 142, effective April 1, 2001. The effective income tax rate was higher than the federal statutory rate of 35% due to state and local taxes, and for the nine months ended December 31, 2000, the non-deductible goodwill amortization.

  Fiscal Year Ended March 31, 2001 Compared to Fiscal Year Ended March 31, 2000

    Revenues

   Total revenues for the fiscal year ended March 31, 2001 were $597,150, an increase of 26.1% over the same period in 2000. The majority of the revenue growth was due to internal growth during 2001 and 2000, with the remainder coming from acquisition of businesses.

   Equipment and supplies revenues increased to $452,103 in fiscal year 2001, an increase of 27.0% over 2000. This represented 75.7% of total revenues compared to 75.1% for the prior year. In 2001, the equipment and supplies revenues component of our existing businesses increased more than the service and rentals revenue component. In 2000, we acquired businesses that added proportionately more service and rentals than we had in existing businesses.

   Service and rental revenues for the fiscal year ended March 31, 2001 increased to $145,047, an increase of 23.1% from the same period the prior year. This represented 24.3% of total revenues for the fiscal year ended 2001 compared to 24.9% for the same period in 2000.

    Gross Profit

   Gross profit of $216,719 for the fiscal year ended March 31, 2001 reflected a 25.7% increase over the same period in 2000. Expressed as a percent of total revenue, gross profit was 36.3% for fiscal year 2001 compared to 36.4% for fiscal year 2000. Office equipment dealers typically derive a higher percentage of total revenues from service and rentals, while network integration solutions and electronic presentation systems dealers derive a higher percentage of total sales of equipment and supplies. For our existing businesses, the sales internal growth rate of the network integration solutions and electronic presentation systems dealers was higher than the automated office equipment dealers. This was partially offset by the acquisition of primarily satellite automated office equipment dealers in 2000 and 2001. Combined service and rental gross profit margins were 48.9% for the fiscal year ended March 31, 2001 and 49.6% for the fiscal year ended March 31, 2000.

    Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased 30.2% to $147,888 for the fiscal year ended March 31, 2001. This amount was 24.8% of total revenues compared to 24.0% of total revenues for the same period in 2000. These expenses increased principally due to our acquisitions made in 2001 and 2000. Office equipment dealers typically incur higher SG&A expenses as a percentage of revenue, while network integration solutions and electronic presentation systems dealers incur a lower level of SG&A as a percentage of revenue. The increase in expense as a percentage of revenues was the result of acquiring automated office equipment businesses in 2000 and 2001 and an increase in health insurance expenses.

    Intangible Asset Amortization

   Intangible asset amortization was $10,113 for the fiscal year ended March 31, 2001 compared to $8,183 for the prior fiscal year. Intangible asset amortization includes the amortization of goodwill and noncompete agreements from acquisitions. Goodwill as a percent of total assets and stockholders' equity is 61.4% and 237.7%, respectively, for fiscal year ended March 31, 2001 and 61.9% and 228.3%, respectively, for the prior fiscal year.

    Income From Operations

   Income from operations was $58,718, or 9.8% of total revenues for the fiscal year ended March 31, 2001, which was a 16.0% increase over the same period in 2000.

    Interest Expense

   Interest expense was $28,163 for the fiscal year ended March 31, 2001, an increase of 27.0% from the same period in 2000. The increase was primarily due to the increase in our borrowings and higher borrowing rates. The proceeds from the additional borrowings were used to fund the cost of the businesses acquired in 2001 and 2000 and our repurchase of common stock. Interest expense includes the amortization of financing fees incurred in connection with our current credit facility with First Union and the senior subordinated notes and the prior credit facility with First Union.

    Income Taxes

   The provision for income taxes was $14,055 for the fiscal year ended March 31, 2001 compared to $12,729 for the same period in 2000. The increase in income taxes was primarily due to increased pre-tax income because of businesses we acquired during 2001 and 2000. The effective income tax rate increased from 44.8% for the fiscal year ended March 31, 2000 to 46.0% for the same period in 2001. The effective income tax rates for 2001 and 2000 were higher than the federal statutory rate of 35.0%, plus state and local taxes, primarily due to non-deductible goodwill amortization relating to the businesses acquired.


  Fiscal Year Ended March 31, 2000 Compared to Fiscal Year Ended March 31, 1999

    Revenues

   Total revenues for the fiscal year ended March 31, 2000 were $473,676, an increase of 63.9% over the same period in 1999. The majority of the revenue growth was due to the acquisition of businesses during 2000 and 1999, with the remainder coming from internal growth.

   Equipment and supplies revenues increased to $355,852 in fiscal year 2000, an increase of 62.1% over 1999. This represented 75.1% of total revenues compared to 75.9% for the prior year. In 2000, we acquired businesses that added proportionately more service and rental revenues than we had in existing businesses. In 1999, we acquired businesses that added proportionately more equipment sales than we had in existing businesses.

   Service and rental revenues for the fiscal year ended March 31, 2000 increased to $117,824, an increase of 69.4% from the same period the prior year. This represented 24.9% of total revenues for the fiscal year ended 2000 compared to 24.1% for the same period in 1999.

    Gross Profit

   Gross profit of $172,400 for the fiscal year ended March 31, 2000 reflected a 71.6% increase over the same period in 1999. Expressed as a percent of total revenue, gross profit was 36.4% for fiscal year 2000 compared to 34.8% for fiscal year 1999. Office equipment dealers typically derive a higher percentage of total revenues from service and rentals, while network integration solutions and electronic presentation systems dealers derive a higher percentage of total revenues from sales of equipment and supplies. The automated office equipment component of sales of the businesses acquired in 2000 and 1999 had higher equipment and supplies gross margins than our existing businesses. Combined service and rental gross profit margins were 49.6% for the fiscal year ended March 31, 2000 and 50.5% for the fiscal year ended March 31, 1999.

    Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased 77.7% to $113,612 for the fiscal year ended March 31, 2000. This amount was 24.0% of total revenues compared to 22.2% of total revenues for the same period in 1999. These expenses increased principally due to the acquisitions we made in 2000 and 1999. Office equipment dealers typically incur higher SG&A expenses as a percentage of revenue, while network integration solutions and electronic presentation systems dealers incur a lower level of SG&A as a percentage of revenue. The increase in expense as a percentage of revenues was the result of acquiring a higher mix of office equipment businesses than in the previous year's mix and an increase in legal and health insurance expenses.

    Intangible Asset Amortization

   Intangible asset amortization was $8,183 for the fiscal year ended March 31, 2000 compared to $4,627 for the prior fiscal year. Intangible asset amortization includes the amortization of goodwill and noncompete agreements from acquisitions. Goodwill as a percent of total assets and stockholders' equity is 61.9% and 228.3%, respectively, for fiscal year ended March 31, 2000 and 64.9% and 212.1%, respectively, for the prior fiscal year.

    Income From Operations

   Income from operations was $50,605, or 10.7% of total revenues for the fiscal year ended March 31, 2000, which was a 58.5% increase over the same period in 1999.

    Interest Expense

   Interest expense was $22,171 for the fiscal year ended March 31, 2000, an increase of 163.1% from the same period in 1999. The increase was primarily due to the increase in our borrowings and higher borrowing rates. The proceeds from the additional borrowings were used to fund the cost of the businesses acquired in 2000 and 1999. Interest expense includes the amortization of financing fees incurred in connection with our current credit facility with First Union and the senior subordinated notes and the prior credit facilities with First Union and Jackson National Life Insurance Company.

    Income Taxes

   The provision for income taxes was $12,729 for the fiscal year ended March 31, 2000 compared to $10,390 for the same period in 1999. The increase in income taxes was primarily due to increased pre-tax income because of businesses we acquired during 2000 and 1999. The effective income tax rate increased from 44.2% for the fiscal year ended March 31, 1999 to 44.8% for the same period in 2000. The effective income tax rates for 2000 and 1999 were higher than the federal statutory rate of 35.0%, plus state and local taxes, primarily due to non-deductible goodwill amortization relating to the businesses acquired.

Liquidity and Capital Resources

   Historically, Global has financed its operations primarily through internal cash flow, sales of equity and debt securities and bank financing, including the financing facilities described below. These sources of funds have been used to fund our growth both internally and through acquisitions. We are pursuing an acquisition strategy and expect to acquire more businesses. As we continue to acquire more businesses, it is likely we will incur additional debt and seek additional equity capital.

   On March 31, 2000, our board of directors authorized us to repurchase up to $10,000 of our common stock. Our common stock repurchase commenced on May 11, 2000. During the year ended March 31, 2001, we repurchased 1,126,704 shares of our common stock for a total of $9,987. The program was completed in October 2000.

   In May 2001, the board of directors authorized us to repurchase up to an additional $4,000 of our common stock. No shares have been repurchased to date under this program.

   In March 1999, we issued $100,000 in senior subordinated notes due March 8, 2007. The net proceeds of approximately $96,000 were used to reduce First Union's revolving credit facility. The notes bear interest at 10.75%, payable semi-annually. The notes may be redeemed at our option beginning on February 15, 2003 at the following redemption prices, expressed as percentages of the principal amount:

                                Year         Percentage
                                ----         ----------
                         2003...............  105.375%
                         2004...............  102.688%
                         2005 and thereafter  100.000%

   At any time on or prior to February 15, 2002, we may, at our option, use the net cash proceeds from a public equity offering to redeem in the aggregate up to 35% of the aggregate principal amount of the notes at a redemption price equal to 110.75% of the principal amount, provided that at least 65% of the aggregate principal amount of the notes originally issued remain outstanding, and the redemption occurs within 60 days after the consummation of the public equity offering. The notes are guaranteed by our current subsidiaries on an unsecured senior subordinated basis. The notes require strict compliance with affirmative, negative and financial covenants. Under the terms of the senior subordinated notes, we are prohibited from paying cash dividends.

   In August 1999, we exchanged the notes for new notes with identical terms, except that the issuance of the new notes was registered under the Securities Act and therefore the new notes do not contain transfer restrictions.

   In June 1999, we repaid the balance of $62,000 due under a loan from First Union with proceeds from a replacement credit agreement. The new credit agreement is with a syndicate of banks and financial institutions with First Union serving as administrative agent. Our current credit agreement consists of a $150,000 five-year senior secured revolving line of credit, a $25,000 five-year senior term loan, and a $75,000 seven-year senior term loan. The revolving credit line of the senior credit facility and the $25,000 senior term loan bear interest at rates ranging from 2.00% to 3.00% over LIBOR or from .75% to 1.75% over a base rate related to prime rate, and will vary according to our ratio of total funded debt to earnings before interest, taxes, depreciation and amortization. The $75,000 senior term loan bears interest at a rate of 3.25% over LIBOR or 2.00% over a base rate related to prime rate. The senior credit facility provides for an unused commitment fee payable to the lenders and certain other fees payable by us and our material subsidiaries. Amounts borrowed under the revolving credit line of the senior credit facility may be repaid and borrowed over the life of the senior credit facility, with a final maturity date of June 23, 2004. The terms of the senior credit facility require strict compliance with numerous affirmative, negative, and financial covenants. Amounts borrowed under the revolving line of credit may be used to fund working capital and general corporate purposes, including acquisitions, subject to the lenders approval in the case of acquisitions with a cash purchase price of over $25,000 or an aggregate purchase price (cash, stock or other consideration) of over $50,000. As of December 31, 2001, we had $74,100 of additional borrowing availability under our senior credit facility. This amount has been reduced by $700 to reflect the aggregate amount of an outstanding standby letter of credit issued under the credit facility to support our obligations incurred in the ordinary course of business. As of December 31, 2001, no amounts had been paid under this letter of credit.

   We use interest rate swap and cap agreements to manage our interest rate risk. Amounts to be paid or received under the swap and cap agreements are recognized over the terms of the agreements as adjustments to interest expense. At March 31, 2001, we were party to interest rate swap agreements in a notional amount totaling $52,000. These agreements expire in September 2002. Under the swap agreements, we received an average variable rate of 6.5% and paid an average fixed rate of 6.6%. The interest rate cap agreement in the total notional amount of approximately $22,000 caps our interest rate exposure on the related variable interest rate debt at 9%. No payments have been received under this cap agreement. The cap expires September 2002.

   Under the terms of seven of our acquisition agreements, we may be required to make additional payments of up to $21,738 in cash and issue common stock valued at up to $5,000 over the next three years to some of the former owners of the businesses we have acquired based on the profitability of those businesses during this time period.

   For the fiscal years ended March 31, 2001 and 2000, the net cash provided by operations was $31,975 and $8,140, respectively. For the fiscal years ended March 31, 2001 and 2000, our net cash used in investing activities was $54,365 and $81,491, respectively, primarily for the purchase of businesses. For the fiscal years ended March 31, 2001 and 2000, our net cash provided by financing activities was $18,761 and $71,805, respectively. Net cash provided by financing activities consists of equity capital provided by businesses acquired by us, net of borrowings.

   For the nine months ended December 31, 2001 the net cash provided by operations was $25,319 and for the nine months ended December 31, 2000 the net cash provided by operations was $19,068. For the nine months ended December 31, 2001 and for the nine months ended December 31, 2000 Global's net cash used in investing activities was $12,927 and $40,167, respectively, primarily for property, equipment and rental equipment expenditures in 2001 and the purchase of businesses in 2000. For the nine months ended December 31, 2001 and the nine months ended December 31, 2000, Global's net cash provided by (used in) financing activities was $(12,392) and $17,470, respectively.

Quarterly Results of Operations

   The following table presents selected consolidated financial information for each of our last eight fiscal quarters. The information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the quarterly information.

                                                                  Quarter Ended
                                    -------------------------------------------------------------------------
                                    Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                                      2000     2000     2000      2000     2001     2001     2001      2001
                                    -------- -------- --------- -------- -------- -------- --------- --------
Revenues:
   Equipment and supplies.......... $ 99,347 $102,794 $116,379  $109,243 $123,687 $116,563 $122,426  $112,028
   Service and rentals.............   32,475   34,123   34,752    37,530   38,642   38,886   37,696    39,102
                                    -------- -------- --------  -------- -------- -------- --------  --------
Total revenues.....................  131,822  136,917  151,131   146,773  162,329  155,449  160,122   151,130
Costs and operating expenses:
   Cost of equipment and supplies..   66,324   69,474   80,106    73,876   82,890   78,205   83,002    74,170
   Service and rental costs........   16,777   17,072   17,890    18,668   20,455   20,714   19,720    19,724
                                    -------- -------- --------  -------- -------- -------- --------  --------
      Gross profit.................   48,721   50,371   53,135    54,229   58,984   56,530   57,400    57,236
   Selling, general, and
    administrative expenses........   33,614   34,715   35,796    36,373   41,004   39,847   40,053    39,086
   Intangible asset amortization...    2,334    2,439    2,443     2,615    2,616      264      248       226
                                    -------- -------- --------  -------- -------- -------- --------  --------
Income from operations.............   12,773   13,217   14,896    15,241   15,364   16,419   17,099    17,924
Interest expense...................    6,440    6,660    7,144     7,306    7,053    6,666    6,291     5,905
                                    -------- -------- --------  -------- -------- -------- --------  --------
Income before income taxes.........    6,333    6,557    7,752     7,935    8,311    9,753   10,808    12,019
Income taxes.......................    2,929    3,000    3,574     3,653    3,828    3,950    4,377     4,868
                                    -------- -------- --------  -------- -------- -------- --------  --------
Net income......................... $  3,404 $  3,557 $  4,178  $  4,282 $  4,483 $  5,803 $  6,431  $  7,151
                                    ======== ======== ========  ======== ======== ======== ========  ========
Basic earnings per share........... $    .18 $    .19 $    .23  $    .24 $    .25 $    .32 $    .36  $    .39
                                    ======== ======== ========  ======== ======== ======== ========  ========
Diluted earnings per share......... $    .18 $    .19 $    .23  $    .24 $    .25 $    .32 $    .35  $    .39
                                    ======== ======== ========  ======== ======== ======== ========  ========
Basic weighted average number of
 shares............................   19,223   19,001   18,196    18,074   18,049   18,049   18,106    18,153
Diluted weighted average number of
 shares............................   19,223   19,014   18,196    18,074   18,049   18,163   18,456    18,513

   The following table sets forth selected consolidated financial information as a percentage of total revenues for each of our last eight fiscal quarters.

                                                                     Quarter Ended
                                    ------------------------------------------------------------------------------
                                    Mar. 31,  June 30,  Sep. 30,  Dec. 31,  Mar. 31,  June 30,  Sep. 30,  Dec. 31,
                                      2000      2000      2000      2000      2001      2001      2001      2001
                                    --------  --------  --------  --------  --------  --------  --------  --------
Revenues:
   Equipment and supplies..........     75.4%     75.1%     77.0%     74.4%     76.2%     75.0%     76.5%     74.1%
   Service and rentals.............     24.6      24.9      23.0      25.6      23.8      25.0      23.5      25.9
                                    --------  --------  --------  --------  --------  --------  --------  --------
Total revenues.....................    100.0     100.0     100.0     100.0     100.0     100.0     100.0     100.0
Costs and operating expenses:
   Cost of equipment and supplies..     50.3      50.7      53.0      50.3      51.1      50.3      51.8      49.1
   Service and rental costs........     12.7      12.5      11.8      12.7      12.6      13.3      12.3      13.0
                                    --------  --------  --------  --------  --------  --------  --------  --------
      Gross profit.................     37.0      36.8      35.2      37.0      36.3      36.4      35.9      37.9
   Selling, general, and
    administrative expenses........     25.5      25.3      23.7      24.8      25.2      25.6      25.0      25.9
   Intangible asset amortization...      1.8       1.8       1.6       1.8       1.6       0.2       0.2       0.1
                                    --------  --------  --------  --------  --------  --------  --------  --------
Income from operations.............      9.7       9.7       9.9      10.4       9.5      10.6      10.7      11.9
Interest expense...................      4.9       4.9       4.8       5.0       4.4       4.3       3.9       3.9
                                    --------  --------  --------  --------  --------  --------  --------  --------
Income before income taxes.........      4.8       4.8       5.1       5.4       5.1       6.3       6.8       8.0
Income taxes.......................      2.2       2.2       2.3       2.5       2.3       2.6       2.8       3.3
                                    --------  --------  --------  --------  --------  --------  --------  --------
Net income.........................      2.6%      2.6%      2.8%      2.9%      2.8%      3.7%      4.0%      4.7%
                                    ========  ========  ========  ========  ========  ========  ========  ========

Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. We do not expect the adoption of this standard to have an impact on our financial statements.

   In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The FASB's new rules on asset impairment supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. We do not expect the adoption of this standard to have a material impact on our financial statements.

                                   BUSINESS

   We are a leading provider of a number of office technology solutions. We sell and service automated office equipment, network integration solutions and electronic presentation systems. We offer solutions incorporating products from Konica, Canon, Ricoh, Sharp, Hewlett-Packard, IBM, Microsoft, InFocus, Sony and other leading companies from 115 locations in 26 states and the District of Columbia. We concentrate on customers in the middle market, which we define as businesses with up to 1,000 employees that generally operate in a single geographic area.

   We seek to become the provider of choice for all of our customers' office technology needs by offering a full range of products and services and superior customer service. We sell and service a variety of automated office equipment, including copiers, facsimile machines and printers. Our network integration solutions offerings include the design, installation, service and support of computer networks and related equipment. Finally, we sell and service electronic presentation systems, including data and video projectors and video conferencing equipment. In addition, we offer a variety of ongoing contract services, including service, supply, network management, technical support and training. The contractual nature of our service and supply business, our rental programs and our emphasis on superior customer service generate a significant recurring revenue stream. Our high level of repeat equipment purchases and our tailored lease financing programs also contribute to a stable revenue stream.

   We attribute our historical revenue growth and consistent operating performance primarily to:

  . our focus on providing complete office technology solutions for the middle-market customer;

  . our localized structure--delivering local service through local people under a local company name--coupled with stringent company-wide operating controls;

  .  our utilization of a performance-based, benchmarking model; and

  . our disciplined pursuit and efficient integration of strategic acquisitions.

   Our strategic objectives are (1) to be the leading and most profitable provider of office technology solutions to customers in the middle market and
(2) to continue to grow profitably through internal expansion and by acquiring additional businesses. We enter new geographic markets by acquiring additional core companies. We expand our core markets through acquisitions of satellite companies, which are typically smaller than and in close proximity to our core companies. Administrative functions at satellite companies are integrated into our core companies, allowing local management teams to focus on delivering superior products and services. Since our founding in June 1994, we have acquired 51 businesses, all within the United States, and presently operate
14 core companies and 37 satellite companies. These companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management teams, preserving existing customer relationships. We believe that this core-and-satellite model has led to our success in the middle market.

Our Industry

   We are part of the large and growing office technology solutions industry. Advances in technology have driven the demand for providers that offer a comprehensive range of automated office products and integrated solutions. We compete in three converging sectors: automated office equipment, network integration solutions and electronic presentation systems.

   Automated Office Equipment. Dealers in the automated office equipment market sell and service the following: digital black and white copiers, color copiers, duplicators, facsimile equipment, printers, scanners and multi-function equipment.

   Network Integration Solutions. Dealers in the network integration solutions market design, install, service and support computer networks and related equipment. Competency in network integration is an important component of a well coordinated office technology solutions offering. As organizations seek to take advantage of productivity-enhancing computer network technology, they face complex and costly issues relating to network design, selection, implementation and management. Among other challenges, organizations must (1) select from an expanding number of product options with shortening life cycles, (2) integrate diverse and often incompatible hardware and software environments and (3) operate with a limited staff of qualified information technology service personnel. As a result, many organizations seek to outsource installation, upgrades, support and training, network improvement functions and the evaluation of new products.

   Electronic Presentation Systems. Dealers in the electronic presentation systems market sell and service data and video projectors, interactive whiteboards, distance learning systems and video conferencing systems and equipment. As in the automated office equipment market, many customers desire a single source for all of their electronic presentation systems. Multi-vendor providers in this market have an advantage over manufacturers selling directly and single-vendor dealers because strong competition among manufacturers leads them to introduce new products frequently, and multi-vendor providers are better positioned to offer customers the best products by choosing among multiple brands.

Industry Trends

   The office technology solutions industry continues to be impacted by technological change and the increased participation of large volume sellers. We believe that a majority of independent dealers and service providers have not developed the product range or skill set necessary to offer a comprehensive office technology solution, nor do they have an efficient operating model with the appropriate economies of scale to cost-effectively sell to and service the middle market with a one-stop solution. Smaller dealers and service providers are increasingly finding it difficult to compete effectively with better capitalized competitors, including manufacturers, dealers and service providers, that sell and service a broad range of products, including mid- and high-range products, that increasingly require sophisticated support and service. Larger dealers such as Xerox and IKON continue to focus on Fortune 500 customers and national accounts. We believe that because of their organizational structure, these dealers have not effectively positioned themselves to address the needs of the middle market.

   Technological Change is Driving a Convergence of Office Equipment
Solutions. The technology of this industry continues to change rapidly. Digital technology, which allows images to be captured, transmitted, reproduced and stored using networks of personal computers, has in recent years been incorporated into copiers and electronic presentation systems, leading businesses to demand more comprehensive network solutions. The rapid pace of technological change, including the resulting expansion of product offerings and increase in product support costs, has outpaced the technical, managerial and financial resources of many smaller distributors and service providers, causing these businesses to seek larger partners.

   Increased Participation of Large Volume Sellers Offering Minimal
Service. Office superstores and consumer electronics chains have entered the automated office equipment market, forcing smaller dealers to either reduce prices or exit the middle market. Office superstores and consumer electronics chains, as well as smaller dealers, face difficulty competing in the middle market because they are not well equipped to provide the sophisticated support services required to offer mid and high range office equipment. Similarly, IT direct marketers are offering multi-branded hardware and software and original equipment manufacturers, or OEMs, are now directly offering their hardware and software products via phone, fax and the Internet. In both cases, these direct selling models provide limited service offerings, which are increasingly critical to most small and medium businesses. We have competed successfully in the middle market with our value proposition that bundles local equipment sales and local support services in a competitive price package.

Our Competitive Strengths

   Compelling Value Proposition to the Middle Market. Most of our customers are small and medium businesses, which we believe will continue to provide us with attractive revenue opportunities as these businesses demand more sophisticated, integrated office technology solutions. We believe that rather than employing competitive bidding processes, these companies typically base their purchasing decisions on personal relationships and loyalty inspired by customized solutions and high-quality service. We are focused on providing our customers complete office technology solutions and a superior level of customer service and satisfaction. Our localized operations enable our sales and service teams to focus on the needs of the middle-market customer and deliver our products and services in the most effective and responsive manner.

   We offer multi-branded solutions at competitive prices in an effort to provide our middle-market customers one-stop shopping for their office technology requirements. Networks are becoming increasingly important in the middle-market environment. Accordingly, these customers are demanding more integrated office technology solutions and are increasingly demanding these solutions from one provider.

   Large and Diverse Customer Base. We are not dependent on a few large customers. We have approximately 130,000 active customers. An active customer is one who purchased automated office equipment or services from us in the past six months or who purchased network integration solutions or electronic presentation systems or services from us in the past twelve months. Our largest customers account for a relatively low percentage of our revenues. During the fiscal year ended March 31, 2001, our top five customers collectively accounted for 6% of our total revenues and none of our customers accounted for more than 2% of total revenues. In addition, our customers span virtually every industry from manufacturing, distribution, financial services, healthcare and retail, to educational institutions, local and state governments and not-for-profit organizations.

   Stable Recurring Revenue Stream. The contractual nature of our service and supply business, our rental programs and our emphasis on superior customer service generate a significant recurring revenue stream. We estimate that over 90% of our automated office equipment sales are accompanied by service and supply contracts. Our high level of repeat equipment sales and our tailored third-party lease financing programs also contribute to a stable revenue stream.

   Effective Business Model for the Middle Market. We operate with a localized structure, which allows us to effectively serve and penetrate the middle market. We believe that our experienced local management teams possess a valuable understanding of their specific markets and customer base. Therefore, we give our core company managers responsibility for day-to-day operating decisions. Our companies typically continue to operate under their pre-acquisition names with their pre-acquisition management teams. Our local management teams focus on delivering superior product and service solutions to their local customer bases, without the distraction of dealing with the administrative functions we assume at headquarters. Local management is supported by Global's consolidated financial strength and senior corporate management, which focuses on strategy, planning, operational improvements and financial reporting.

   We strive to reduce costs by consolidating the back-office functions of our satellite acquisitions into core operations, enabling our core companies to increase the productivity of sales, service and administrative personnel. We also work to reduce costs by standardizing financial reporting, cash and inventory management, payroll, billing, collections, insurance and employee benefit programs, and by negotiating advantageous relationships with equipment manufacturers and distributors, other suppliers and lessors.

   Important Sales Channel for Many of our Office Technology
Manufacturers. Manufacturers typically have relatively limited ability to reach the middle market efficiently, relying on independent dealers to market and sell their products. Our network of core and satellite companies allows us to generate a large sales volume for them in this market. Our vendors recognize the large volume of sales that we generate and appreciate our excellent payment history.

   Product Offerings from Multiple Vendors. We sell products made by a wide array of leading vendors, including Konica, Canon, Ricoh, Sharp, Hewlett-Packard, IBM, Microsoft, InFocus and Sony. During the fiscal year ended March 31, 2001, we purchased 12% of our equipment, parts and supplies from Konica. No other supplier represented in excess of 7% of our purchases. Because we are not limited to a single or a few vendors, we are able to offer our customers a wide variety of quality office technology solutions. Our wide array of vendors also limits the risks we may face if one of our vendors experiences financial instability or fails to keep pace with the rapid development and introduction of new products.

   Lease Financing Programs Tailored to the Middle Market. Our ability to offer customized third-party lease financing programs and our relationships with companies like GECC differentiates us from local dealers in our industry. We believe this provides us with a competitive edge in winning business from small and medium businesses where financing is a critical component to equipment purchasing decisions.

   Highly Incented and Motivated Workforce. We believe we have a highly incented and motivated workforce not only because of our competitive compensation packages, training programs and advancement opportunities, but also because we foster an environment of friendly competition among our sales teams and core company presidents. Our sales personnel are compensated primarily on a commission basis, with local management ultimately determining the structure of sales compensation and commissions within the parameters of our industry management benchmarking model. We grant stock options to purchase Global common stock to employees at all levels from our executive officers to our first-line supervisors. Additionally, we offer training at all levels of the company, underscoring our commitment to our employees' development. Finally, our culture permits and encourages our core company presidents to share information with each other, which furthers the competitive advantage they have over their local competition.

Our Growth Strategies

   We believe we are well positioned to benefit from industry trends and continued consolidation in the office technology solutions industry. Our goal is to become the provider of choice for all of our customers' office technology needs by offering a full range of products and services and superior customer service. The key elements of our strategy include:

   Capitalize on Cross-Selling and Recurring Revenue Opportunities. We constantly seek to deliver the highest level of service to our customers. Effective and responsive servicing of our middle-market customers has created strong loyalty and the opportunity to cross-sell additional products and services. By leveraging our existing customer base, our cross-selling activities have historically increased our operating efficiency and our margins. Our service and supply activities generally provide us with a recurring source of revenue and increased visibility with our customers. Taking advantage of the aftermarket opportunities generated by our sales of office technology equipment, we are able to derive a substantial amount of recurring revenue from our installed base through service and supply contracts.

   Further Penetrate the Middle Market. The office technology solutions industry is characterized by rapid technological change and growth in product offerings. This rapid change and the increasing availability of integrated office solutions present middle-market businesses with opportunities to enhance their financial and operational efficiency. As more middle-market businesses move to take full advantage of these opportunities, we expect to sell more complete office technology solutions into this market. We believe our position as a leading provider of office technology solutions will allow us to meet the needs of these customers and expand our customer base.

   Selectively Pursue Strategic Acquisitions. We intend to continue to pursue strategic acquisitions that extend the company into new market areas, broaden our product offerings, and increase our market share within the geographic markets we currently serve. We expect that the proceeds of this offering will allow us to accelerate our current pace of acquisitions, focusing on the Midwest, upper Midwest and west of the Rocky Mountains.

   Optimize Our Product Sales and Service Mix Using Our Benchmarking
Model. Our executives have developed a comprehensive set of performance benchmarks to enable our companies to optimize our product sales and service mix and increase profitability. These benchmarks, which are the focus of internal reporting from our companies to headquarters, allow our senior and local management teams to monitor and improve virtually every measurable aspect of the operations of each of our companies. Using these criteria, we train our core and satellite company managers to continually optimize their business mix and improve financial performance.

   Utilize Our Consolidated Financial Strength to Facilitate Local Sales. Our status as a public company with significant financial resources facilitates sales by our core companies in several ways. First, our size, financial resources and the volume of equipment we purchase frequently permit us to negotiate favorable purchasing terms from our vendors. Second, our lease financing relationships enable our customers to cost-effectively gain access to equipment. Third, our purchasing volume enables us to better negotiate for co-marketing dollars from our major vendors and manufacturers, which may be used to buy local advertising. Finally, our nationwide presence and successful operating history reassure customers who want their source of office technology solutions to be stable and reliable.

Our Acquisition Strategy

   Since our founding in June 1994, we have acquired 51 businesses, all within the United States, and presently operate 14 core companies and 37 satellite companies. The acquisitions are core company and satellite company acquisitions depending on their intended function. We enter new geographic markets by acquiring core companies. We then expand those core companies' markets through the acquisition of satellite companies, which are typically in close proximity to core companies. Our companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management teams, thus preserving existing client relationships. All administrative functions are integrated into our core companies.With the proceeds of this offering, we plan to accelerate our acquisition efforts in targeted geographic markets, including the Midwest, upper Midwest and west of the Rocky Mountains.

   Core Company Acquisitions. We look for core company acquisition candidates that are led by an experienced management team that will continue to manage the company after we acquire it, have a strong regional market share, and can grow internally and through the acquisition of satellite companies. Historically, we have been successful in retaining the management teams of our core companies.

   Satellite Company Acquisitions. A key component of our growth strategy is to acquire satellite companies in or near our core companies' markets. Core company management frequently identifies appropriate satellite acquisition candidates. In evaluating potential satellite acquisitions, we consider, among other factors, the potential satellite's proximity to a core company, the fit between our product lines and those of the nearby core company, and the potential satellite's management, employee base and service base under contract. Because we integrate the operations of our satellite companies into a core company, our satellite company acquisitions tend to contribute significantly to our profitability.

   Integration and Transformation. We have substantial experience integrating acquired businesses successfully, and typically integrate acquired businesses into Global's reporting systems, policies and procedures within 90 days of acquisition. Centralizing back office functions helps us quickly realize synergies and cost savings. Conversely, our localized management structure minimizes many of the issues that typically arise in conjunction with the integration of acquired companies. Finally, our benchmarking model assists our local management teams in monitoring and improving the operations and financial performance of each company.

Our Products and Services

   Global currently sells and services automated office equipment, network integration solutions and electronic presentation systems. We provide a number of office technology solutions, including the following:

  Automated Office                    Network Integration               Electronic Presentation
  Equipment                           Solutions                         Systems

----------------------------------------------------------------------------------------------------
  Digital black and white copiers     Network design                    Data and video projectors
  Color copiers                       Network installation              Interactive whiteboards
  Duplicators                         Network software and hardware     Video conferencing systems
  Facsimile machines                  Technical support contracts       Distance learning systems
  Printers                            Network maintenance contracts     Audio/visual equipment
  Multi-function equipment            Training and support              Related supplies
  Related supply and service          Internet services                 Related service contracts
    contracts                         Wireless network systems          Training and support


   We believe effective and responsive service is essential in obtaining repeat business and in developing new business. We also believe that superior service is the foundation for company profitability and strong recurring revenue streams. To ensure that we provide our customers with excellent service, as of December 31, 2001 we employed approximately 1,250 people in service positions. Our service offerings include, as appropriate, network design and installation, on-site maintenance and repair visits, technical assistance by telephone and the Internet, and training.

Inventory and Distribution

   We employ varying methods of distribution to deliver products to customers after an order is placed, depending upon whether the product ordered is in our inventory. Orders placed for automated office equipment and electronic presentation systems are generally filled with equipment from our inventory. Orders placed for network integration solutions products, which we do not hold in inventory, are generally filled by direct drop-shipments from manufacturers. We coordinate delivery and installation of these products through our core and satellite companies.

Customers, Sales and Marketing

   Most of our customers are small and medium businesses. We have approximately 130,000 active customers, which we define as customers who purchased automated office equipment or services from us in the past six months or who purchased network integration solutions or electronic presentation systems or services from us in the past twelve months. Our largest customers account for a relatively low percentage of our revenues. During the fiscal year ended March 31, 2001, our top five customers collectively accounted for 6% of our total revenues and none of our customers accounted for more than 2% of total revenues. In addition, our customers span virtually every industry from manufacturing, distribution, financial services, healthcare and retail, to educational institutions, local and state governments and not-for-profit organizations.

   Because our local management teams understand their specific markets and customer relationships, our company managers make local marketing decisions, including product offering mix, promotional programs, and advertising. In aggregate, we employ over 1,000 people in sales and marketing functions.

Vendors

   The following table lists the types of products we sell and their manufacturers in each of the office technology markets we serve:

  Automated Office Equipment

----------------------------------------------------------------------------------------------------------
 Copiers:                                     Canon, Gestetner, Konica, Ricoh, Savin, Sharp, Toshiba
 Facsimile machines:                          Canon, Muratec, Panasonic, Savin, Sharp, Toshiba
 Duplicators:                                 Gestetner, Ricoh
 Printers:                                    Hewlett-Packard, Konica, Ricoh, Tektronix

----------------------------------------------------------------------------------------------------------
  Network Integration Solutions

----------------------------------------------------------------------------------------------------------
 Personal and laptop computers, servers,      3Com, Adobe, Aprisma, AST Research, Axent Technology,
   communication equipment and                Cisco Systems, Compaq, Dell, Enterasys Networks, Gateway,
   firewalls and wireless networks:           Hewlett-Packard, IBM, Intel, NEC America, Network
                                              Associates, Sun Microsystems, Toshiba, ViewSonic, Xircom
 Networking software:
                                              Citrix, E Presence, Microsoft, Novell, Veritas Software
----------------------------------------------------------------------------------------------------------
  Electronic Presentation Systems

----------------------------------------------------------------------------------------------------------
 Large screen display devices:                Epson America, InFocus, NEC Technologies, Phillips, Plus
                                              Corporation, Sharp, Sony
 Video conferencing hardware and
   software:                                   CuSeeMe Networks, PictureTel, VCON

 Interactive whiteboards:                     Electronics for Imaging, SMART Technologies



   Our agreements with vendors permit us to sell particular products on a nonexclusive basis in particular geographic areas. In most cases, our agreements extend for one-year renewable terms, which the vendor can choose not to renew with 30 days notice. In addition, our vendors can terminate our agreements upon notice if we do not meet minimum purchase quotas or other requirements or under other conditions, including a change in our ownership.

Lease Financing and Rentals

   Over 70% of our automated office equipment sales are financed for our customers by third-party leasing companies, such as General Electric Capital Corporation, or GECC. We have a five-year strategic alliance with GECC, which accounts for approximately 88% of all of our automated office equipment lease financing. The advantages to this program are (1) better lease rates and terms than are generally available to individual copier dealers and (2) our control over leased equipment at the end of the lease term. Under this arrangement we have an option to purchase the leased equipment under already negotiated terms at the end of the lease term. This gives us the flexibility to sell the equipment to our customers at the end of the lease term or to provide for such a sale at the time of original purchase. Our agreement with GECC has an initial term of five years, commencing on October 1, 1999 and continuing through September 30, 2004, and will renew automatically for successive two-year periods unless either party notifies the other party in writing at least 90 days before the end of the then applicable term of its intent to terminate the agreement. All leases that are entered into during the term of the agreement will continue in effect after the termination of the agreement. GECC may terminate the agreement at any time under certain circumstances. GECC also may terminate the agreement upon 90 days written notice if we fail to meet our annual volume commitment or there occurs a material deterioration in the performance of portfolios. While our lease financing programs are mostly used by our customers who purchase automated office equipment, lease financing is available for purchases of most of the office technology solutions we offer.

   In some cases, our automated office equipment dealers also rent equipment. Rental arrangements provide us with a steady monthly revenue stream and, like our lease financing arrangements, give us control over disposition of the equipment at the end of the rental term.

Competition

   We operate in highly competitive markets, which forces us to compete for customers. Our competitors in the automated office equipment market who sell to the middle market include large, independent dealers and IKON Office Solutions, as well as, to a lesser extent, Xerox and Danka. Our competition also includes manufacturers' sales and service divisions, including those of Canon, Konica, Minolta, Pitney Bowes and Xerox; office superstores and consumer electronics chains. Principal areas of competition in this market include price and product capabilities; quality and speed of post-sales service support; availability of equipment, parts and supplies; speed of delivery; and availability and terms of financing, leasing, or rental programs.

   In the network integration solutions market we compete with IT direct marketers in the distribution of computer and network equipment, including CDW, Insight and PC Connection; direct sellers such as Dell and Gateway; the sales and service divisions of companies such as Hewlett-Packard and Compaq and independent value-added resellers. Generally, IT direct marketers are marketers of multi-brand computers and related technology products in the office technology solutions industry. Their business customers, like ours, are concentrated in the middle-market category. In the delivery of services accompanying these products, we compete with smaller companies with regional or local operations, and the in-house capabilities of our customers. Principal areas of competition in the network integration market include reputation, quality and speed of support, and price.

   Our competitors in the electronic presentation systems market include MCSi, IT direct marketers and local distributors. Our competition also includes manufacturers' sales and service divisions, office superstores and consumer electronics chains. Principal areas of competition in this market include price and product capabilities; quality and speed of post-sales service support; availability of equipment, parts and supplies; speed of delivery; and availability and terms of financing, leasing, or rental programs.

   Competition from large, nationwide competitors is likely to increase as we seek to attract additional customers and expand our markets geographically. Competition from large, nationwide competitors will also increase if our industry continues to consolidate. Finally, as digital and other new technologies develop, we may face competition from new distribution channels, including computer distributors and value-added resellers, for products containing new technology.

Employees and Training

   We employed approximately 2,800 people as of December 31, 2001, only 28 of whom worked at our corporate headquarters in Tampa, Florida. Approximately 1,000 employees work in sales and marketing, 1,200 in service, and 530 in operations and administration. None of our employees is covered by collective bargaining agreements. We believe we have good relations with our employees.

   We offer training at all levels of the company. We provide our sales and service employees extensive, ongoing training. Each core company has at least one technical trainer, and training on new products and new technology developments is scheduled for our sales and service personnel on a regular basis. Core company technical trainers are typically certified by our vendors, which makes our service technicians manufacturer- or- vendor-certified technicians. We also provide formalized product and general sales training to our sales and marketing personnel. Our training also extends to the level of our managers through the "Global Leadership Institute." This program gives our middle and upper level managers the opportunity to prepare to advance to higher leadership positions at our core and satellite companies.

Information Technology Systems

   Nearly all of our companies use the same information system for managing financial reporting, collection, billing and cash accumulation information. Newly acquired core and satellite companies are transitioned to this system within 90 days of acquisition. Maintaining a common information system along with our broadband connection enables us to monitor financial information, centralize back-office functions and communicate effectively throughout our entire organization, giving us a competitive advantage. All of our companies report their financial results to our headquarters within seven business days after the end of a month. These financial results are presented in a format consistent with generally accepted accounting principals and also in a format that tracks our benchmarking model. This information system and regular reporting facilitates senior management's periodic, detailed reviews and audits of our companies.

Properties

   None of the physical properties we use are material to our business.

Legal Proceedings

   Currently, Global is not involved in any material legal proceedings.

                                  MANAGEMENT

   Our directors and executive officers and their positions and offices as of January 31, 2002 are set forth in the following table. Our board of directors is comprised of eight members, with approximately one-third of our directors elected by the stockholders each year to serve a three-year term. Currently, seven members serve on the board of directors leaving one vacancy for a director, which the board of directors intends to fill at some time in the future.

     Name              Age                                Position
     ----              ---                                --------
Carl D. Thoma......... 53  Director and Chairman of the Board
Thomas S. Johnson..... 56  Director, President and Chief Executive Officer
Bruce D. Gorchow...... 43  Director
Mark A. Harris........ 44  Director
Mark M. Lloyd......... 58  Director
R. Eric McCarthey..... 46  Director
Edward N. Patrone..... 66  Director
Raymond Schilling..... 47  Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Alfred N. Vieira...... 54  Vice President--Operations/Service
Todd S. Johnson....... 34  Vice President--Acquisitions

   Set forth below are descriptions of the backgrounds of each of our directors and executive officers.

   Carl D. Thoma, 53, has served as a director and as Chairman of the Board since our founding in June 1994. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Thoma co-founded and has been a Principal with Golder, Thoma, Cressey, Rauner, Inc. in Chicago, Illinois, since 1980. Mr. Thoma is also a director of National Equipment Services, Inc. and several private companies.

   Thomas S. Johnson, 56, has served as a director and as President and Chief Executive Officer since our founding in June 1994. From 1991 to 1994, Mr. Johnson was an office technology solutions industry consultant. From 1989 to 1990, Mr. Johnson served as Chief Operating Officer for Danka. From 1975 to 1989, Mr. Johnson worked at IKON (formerly known as Alco Standard Corporation) in various staff and operating roles. At the time Mr. Johnson left IKON, he was Vice President--Operations of the Office Products group and was responsible for acquisitions and turning around under-performing operations. Mr. Johnson has been involved in the acquisition of over 79 office equipment dealers since 1985 and has over 25 years of experience in acquiring and integrating businesses. Mr. Johnson graduated with a B.S. degree from the University of Florida in 1972 and received his MBA from Harvard Business School in 1976.

   Bruce D. Gorchow, 43, has served as a director since October 1996. Since 1999, Mr. Gorchow has served as President of PPM America Capital Partners, LLC and Executive Vice President of PPM America, Inc. From 1991 through 1999, Mr. Gorchow was Executive Vice President and head of the Private Finance Group of PPM America, Inc. Prior to joining PPM America, Inc., Mr. Gorchow was a Vice President at Equitable Capital Management, Inc. Mr. Gorchow received his B.A. in Economics from Haverford College in 1980 and received his MBA in Finance from the Wharton School of the University of Pennsylvania in 1982. Mr. Gorchow is also a director of Leiner Health Products, Inc., Corvest Holdings, Inc., EMSI Holdings, Inc., B2B Solutions, Inc., Packaging Advantage Corporation, Inc., Elgar Electronics, Inc., Elizabeth Arden Salon and Spa Holdings, Inc. and Examination Management Services, Inc.

   Mark A. Harris, 44, has served as a director since January 2002. Since August 2000, Mr. Harris has served as Principal, Portfolio Manager and Chief Operating Officer of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor entity to Golder, Thoma,

Cressey, Rauner, Inc. From March 2000 to August 2001, Mr. Harris was Vice President and General Counsel of PrairieComm, Inc. He also served as Senior Vice President, and Chief Legal Officer of Click Commerce, Inc. during the period from March 2000 to September 2000. Prior to March 2000, Mr. Harris practiced corporate and tax law as a partner in the Chicago office of Latham & Watkins. Mr. Harris received a B.A., summa cum laude, from Saint Louis University and a J.D., cum laude, from Northwestern University School of Law. Mr. Harris is also a director of National Equipment Services, Inc.

   Mark M. Lloyd, 58, has served as a director since August 1999. Since 1981, Mr. Lloyd has served as President of Southern Business Communications, Inc., one of our core companies which we acquired in October 1996. Mr. Lloyd has served as a director of Centre Business Products, Inc. and Proview, Inc., two subsidiaries of Southern Business Communications, Inc., since they were acquired by us in August 1998 and September 1998, respectively. Mr. Lloyd has been active in the office products industry for over 35 years. Mr. Lloyd joined 3M in 1964 in sales, and served there in a variety of managerial capacities until his departure in 1981, at which time he was National Sales Manager of the Visual Systems Division in St. Paul, Minnesota. Mr. Lloyd is also a director of Daniel Communications, Inc., Brinckmann & Associates, Inc. and AV Presentations, Inc. all of which are subsidiaries of Southern Business Communications, Inc.

   R. Eric McCarthey, 46, has served as a director since January 2001. Mr. McCarthey is the Senior Vice President of Sales and Marketing of Coca-Cola Fountain North America and a member of the Senior Operating Committee of the North America Business Group at The Coca-Cola Company. Mr. McCarthey has served in various positions at The Coca-Cola Company since 1981.

   Edward N. Patrone, 66, has served as a director since August 1998. Currently retired, Mr. Patrone served as senior consultant to IKON from 1991 to 1997, and in various executive positions with IKON prior to that time, including as President and Chief Executive Officer of Paper Corporation of America, a subsidiary of IKON, from 1988 to 1991, and as Executive Vice President from 1983 to 1988. Mr. Patrone has been active in the automated office products industry for over 17 years. Mr. Patrone is also a director of CompuCom Systems, Inc.

   Raymond Schilling, 47, has served as our Senior Vice President since April 1999 and as Chief Financial Officer, Secretary and Treasurer of Global since its inception in June 1994. From June 1994 to April 1999, Mr. Schilling also served as our Vice President. From 1988 to 1994, Mr. Schilling was Vice President--Finance of the California/Nevada region of McCaw Communications and responsible for all of its finance and administrative functions. From 1980 to 1988, Mr. Schilling worked with Mr. Thomas Johnson at IKON in various accounting and financial reporting functions, including as controller of Alco Office Products, where his responsibilities included acquisitions and evaluation, integration, development and installation of financial systems. From 1986 to 1988, Mr. Schilling also was Vice President of Finance and Administration of San Sierra Business Systems (an Alco Office Products dealer). From 1976 to 1980, Mr. Schilling was employed by PriceWaterhouse as a CPA. In total, Mr. Schilling has been involved in the acquisition of over 54 businesses and has over 18 years of experience in acquiring and integrating businesses. Mr. Schilling graduated with a B.A. in Economics and Accounting from Muhlenberg College in 1976.

   Alfred N. Vieira, 54, has served as our Vice President--Operations/Service since October 2000. From March 1997 to October 2000, Mr. Vieira served as Vice President--Service of Global. From May 1996 to March 1997, Mr. Vieira served as Vice President and General Manager of Felco Office Systems, Inc.'s four branch locations in South Texas. From 1979 to May 1996, Mr. Vieira was employed by Global Services, Inc., and served as its Vice President of Operations from May 1988 to May 1996. Mr. Vieira studied electrical engineering at City University of New York.

   Todd S. Johnson, 34, has served as our Vice President--Acquisitions since April 1999 and has been employed by Global since July 1994 in various roles, including as Acquisition Team Manager. From 1993 to

1994, Mr. Johnson was employed as an office technology industry consultant. From 1989 to 1993, Mr. Johnson was an officer in the United States Marine Corps. Mr. Johnson graduated from Pennsylvania State University with a B.S. in Business Management in 1989. Todd S. Johnson is the son of Thomas S. Johnson.

Compensation of Directors

   All of our directors are entitled to be reimbursed for certain expenses in connection with their attendance at board and committee meetings. Except for Carl Thoma, Mark Harris and Bruce Gorchow, directors who are not Global employees also receive a $1,500 fee for each board meeting they attend. In addition, directors are eligible to receive awards under our 1998 Stock Option and Incentive Plan. We anticipate that future directors who are not employees of Global will each receive an option to purchase 10,000 shares of common stock when they are first elected to the board, and that each non-employee director other than Carl Thoma, Mark Harris and Bruce Gorchow will receive an option to purchase 2,000 shares of common stock for each year during which he or she serves as a director. Each of these options is expected to be exercisable for a purchase price equal to the market value of the underlying stock on the date of grant, to have a term of ten years and to vest in five equal annual installments beginning on the first anniversary of the date of grant. Each of Edward Patrone and Eric McCarthey has received grants in accordance with this policy.

Executive Employment Agreements

   We have entered into an executive employment agreement with each of Mr. Thomas Johnson, Mr. Schilling, Mr. Vieira and Mr. Todd Johnson. Under these agreements, each executive receives an annual base salary. For the fiscal year ended March 31, 2001, these annual base salaries were set at $330,000 for Mr. Tom Johnson, $200,000 for Mr. Schilling, $145,000 for Mr. Vieira and $110,000 for Mr. Todd Johnson. The executives' annual base salaries are subject to periodic increases at the discretion of our board of directors. Each executive officer is also eligible for an annual bonus of up to 50% of his annual base salary upon attaining budgetary and other objectives set by our board of directors. In the case of Mr. Tom Johnson, he is entitled to receive an additional bonus equal to 50% of his annual base salary in the event Global achieves performance or a substantial increase in its value far in excess of those objectives established by the board of directors.

   Each of the executives is entitled to all other benefits approved by our board of directors and made available to our senior management. Each executive is also entitled to receive reimbursement of expenses for customary travel, civic and luncheon club dues and other expenses. In addition, Mr. Tom Johnson and each of Mr. Schilling, Mr. Vieira and Mr. Todd Johnson receive a monthly stipend for automobile expenses of $1,500 and $800, respectively. Mr. Tom Johnson's employment agreement terminates on April 1, 2002 but renews automatically for successive three-year periods unless otherwise terminated by either party upon 60 days' written notice prior to the end of the applicable term. The terms of employment under each of Mr. Schilling, Mr. Vieira and Mr. Todd Johnson's executive agreements terminate on April 1, 2003 but renew automatically for successive three-year periods unless otherwise terminated by either the applicable executive or Global upon 60 days' written notice prior to the end of the applicable term.

   In the event we terminate Mr. Tom Johnson's employment without cause or if Mr. Tom Johnson terminates his employment for good reason (including as a result of a change in control of Global), Mr. Tom Johnson is entitled to receive severance pay equal to his base salary and his bonus for the prior year plus all fringe benefits to which he otherwise would be entitled for two years after the date of termination.

   In the event we terminate Mr. Schilling's employment without cause, he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for two years after the date of termination. If Mr. Schilling terminates his employment for good reason (including as a result of a change in control of Global), he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for one year after the date of termination. In either event, we will continue to provide healthcare coverage for at least two years following the date of termination.

   In the event we terminate either Mr. Vieira or Mr. Todd Johnson's employment without cause, he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for one year after the date of termination. If either Mr. Vieira or Mr. Todd Johnson terminates his employment for good reason (including as a result of a change in control of Global), he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for six months after the date of termination. In either event, we will continue to provide healthcare coverage for at least one year following the date of termination.

   Each of the executive agreements contains a confidentiality covenant during the term of employment and a covenant not to compete with us and our affiliates for a period ranging from one to two years after the termination of employment in the case of Messrs. Tom Johnson and Schilling and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson. In addition, each of the employment agreements contains a covenant not to solicit any of our or our subsidiaries' executives, employees, customers, suppliers, vendors, licensees or other business relations for a period ranging from two to three years following termination of employment in the case of Messrs. Tom Johnson and Schilling and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson.

   Under his executive agreement, Mr. Tom Johnson received, on May 18, 2000 and on April 1, 2001, options to purchase 100,000 shares of our common stock, and, during the term of his employment agreement, is entitled to receive annually additional options to purchase 100,000 shares of our common stock, at the exercise price equal to the stock's fair market value on the date of grant. These options vest in five equal annual installments beginning one year after the date of grant and expire no later than ten years after the date of grant.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 15, 2002, by (1) each of our directors and executive officers, (2) all of our directors and executive officers as a group and (3) each person (or group of affiliated persons) known by Global to beneficially own more than 5% of our outstanding common stock.

   The table also provides information regarding the selling stockholders. Under this prospectus supplement, the selling stockholders will sell 2,195,000 shares of common stock (2,928,500 shares if the underwriters exercise their over-allotment option in full). In this prospectus supplement, we refer to these holders collectively as the selling stockholders.

                                                       Shares of                          Shares of
                                                     Common Stock                       Common Stock
                                                  Beneficially Owned                 Beneficially Owned
                                                Prior to this Offering  Number of    After this Offering
                                                ----------------------    Shares   ----------------------
      Principal and Selling Stockholders         Number   Percentage(1) Being Sold  Number   Percentage(1)
      ----------------------------------        --------- ------------- ---------- --------- -------------
Golder, Thoma, Cressey, Rauner Fund IV,
  L.P.(2)...................................... 7,404,525     40.7%     1,882,419  5,522,106     26.5%
Jackson National Life Insurance Company(3).....   544,398      3.0%       147,581    396,817      1.9%
Thomas S. Johnson(4)...........................   719,984      3.9%       100,000    619,984      3.0%
Raymond Schilling(5)...........................   226,878      1.2%        25,000    201,878      1.0%
Alfred N. Vieira(6)............................   199,346      1.1%        10,000    189,346        *
Todd S. Johnson(7).............................    49,491        *              0     49,491        *
Carl D. Thoma(2)............................... 7,404,525     40.7%            **  5,522,106     26.5%
Bruce D. Gorchow(3)............................   544,398      3.0%            **    396,817      1.9%
Mark A. Harris(8)..............................         0        0%             0          0        0%
Mark M. Lloyd(9)...............................   127,620        *         30,000     97,620        *
Edward N. Patrone(10)..........................     7,200        *              0      7,200        *
R. Eric McCarthey(11)..........................     2,000        *              0      2,000        *
All directors and executive officers as a group
  (10 persons)(12)............................. 9,281,442     50.7%     2,195,000  7,086,442     33.8%

--------
  * Less than 1%.
 ** Mr. Thoma is deemed to beneficially own the shares being sold by Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Mr. Gorchow is deemed to beneficially own the shares being sold by Jackson National Life Insurance Company.
 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 18,173,780 shares outstanding on January 15, 2002, plus the number of shares underlying common stock options held by the named person that are exercisable within 60 days. Except as otherwise specified below, the address of each of the beneficial owners identified is 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.
 (2) Assumes no exercise of the underwriters' over-allotment option to purchase up to an aggregate of 733,500 shares of common stock from the selling stockholders. If the over-allotment option is exercised in full, the total number of shares held by GTCR IV, L.P. after the offering will be reduced to 5,185,423. Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which in turn is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. As a result, all three of these entities may be deemed to share voting and investment power over, and therefore to be the beneficial owners of, the shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Carl D. Thoma, who is a director of Global, is a principal of Golder, Thoma, Cressey, Rauner, Inc. and may therefore also be deemed to beneficially own these shares by virtue of their shared voting and investment power over them.

 (3) Assumes no exercise of the underwriters' over-allotment option to purchase up to an aggregate of 733,500 shares of common stock from the selling stockholders. If the over-allotment option is exercised in full, Jackson National Life Insurance Company will hold no shares after the offering. As the exclusive investment advisor to Jackson National Life Insurance Company, PPM America, Inc. shares voting and investment power over, and therefore may be deemed to be the beneficial owner of, the shares held by Jackson National Life Insurance Company. Bruce Gorchow, a director of Global, is Executive Vice President of PPM America, Inc. and a member of its underwriting committee. Accordingly, Mr. Gorchow may be deemed to share voting and investment power over, and therefore beneficial ownership of, Jackson National Life Insurance Company's shares. The address for Jackson National Life Insurance Company, PPM America, Inc. and Mr. Gorchow is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
 (4) Includes 9,700 shares of common stock held of record by a member of Mr. Johnson's immediate family over which Mr. Johnson shares dispositive power and has sole voting power and 60,270 shares of common stock subject to options exercisable within 60 days.
 (5) Includes 18,270 shares of common stock subject to options exercisable within 60 days.
 (6) Includes 2,765 shares held by Mr. Vieira's wife over which Mr. Vieira may be deemed to share voting and investment power. Also includes 9,270 shares of common stock subject to options exercisable within 60 days.
 (7) Includes 10,200 shares of common stock held of record by members of Mr. Todd Johnson's immediate family over which Mr. Todd Johnson may be deemed to sharing voting and investment power. Also includes 7,870 shares of common stock subject to options exercisable within 60 days.
 (8) Mr. Harris' address is c/o GTCR Golder Rauner, LLC, 6100 Sears Tower, Chicago, Illinois 60606-6402.
 (9) Includes 12,310 shares of common stock subject to options exercisable within 60 days.
(10) Includes 7,200 shares of common stock subject to options exercisable within 60 days. Mr. Patrone's address is 101 South Nineteenth Avenue, Longport, New Jersey 08403.
(11) Includes 2,000 shares of common stock subject to options exercisable within 60 days. Mr. McCarthey's address is c/o Coca-Cola Fountain, P.O. Box 105037, Atlanta, Georgia 30348-5037.
(12) See notes (2) through (11).

                         DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue 60,000,000 shares of capital stock. 50,000,000 of these shares are designated as common stock and 10,000,000 of these shares are designated as preferred stock.

Common Stock

   As of December 31, 2001, we had 19,329,159 shares issued and 18,153,520 shares outstanding of common stock and had approximately 120 holders of record of common stock. On every matter submitted to the stockholders for their vote, each stockholder of record is entitled to one vote for each outstanding share of common stock owned.

   After any holders of preferred stock have received their dividends, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for payment of dividends. In the event of our liquidation, dissolution, or winding up, after the payment of liquidation preferences to all holders of any preferred stock, holders of common stock are entitled to receive on a pro rata basis all remaining assets of the company available for distribution to the stockholders. Holders of common stock do not have any preemptive rights under our certificate of incorporation to become subscribers or purchasers of additional shares of any class of our capital stock.

Preferred Stock

   We have no shares of preferred stock outstanding. The board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series. The board may determine the dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and other terms of the preferred stock. The board may also fix the number of shares constituting any series and the designations of the series.

   The issuance of preferred stock could have a variety of impacts including:

  .  delay or prevention of a change in control;

  . decrease in the amount of earnings and assets available for distribution to the holders of common stock;

  . adverse affect on the rights and powers, including voting rights, of the holders of the common stock; or

  .  decrease in the market price of the common stock.

We currently have no plans to issue any shares of preferred stock.

Registration Rights

   After the sale of the shares of common stock by us and the selling stockholders, the holders of approximately 6,960,500 shares of common stock (6,227,000 shares if the underwriters exercise their over-allotment option in full) will have rights to register their shares under the Securities Act, according to the terms of a registration agreement among us and the holders of these shares. In addition, we may also be required to issue common stock valued at up to $5,000,000 over the next three years to some of the former owners of a business we acquired based on the profitability of that business from the time of acquisition through 2004. The holders of these shares, if issued, will also have registration rights. If we propose to register any of our securities under the Securities Act, either for our own account or the accounts of others, these holders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration. The underwriters, however, may have the right to limit the number of shares included in the registration.

   Some of the holders may also require us to file, at our expense, an unlimited number of registration statements under the Securities Act with respect to their shares of common stock. The aggregate net cash proceeds to all sellers of common stock on the registration statement must be at least $5 million. In addition, we have agreed not to make any public offering of our common stock or any securities convertible into common stock for a period of 180 days after the date of any underwritten offering in which shares are registered under the registration agreement without the prior written consent of the underwriters of the offering.

   These registration rights may hinder efforts by us to arrange future financings and may have an adverse effect on the market price of our common stock.

Certificate of Incorporation, Bylaws and Delaware Law

   Our certificate of incorporation provides for a staggered board of directors on which each director serves for a three-year term with approximately one-third of the directors to be elected annually. Candidates for director may be nominated only by the board of directors or by a stockholder who gives us written notice no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. We may have as many directors as may be determined from time to time pursuant to a resolution of the board. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships. Our certificate of incorporation does not provide for cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding common stock can elect the entire board of directors, while stockholders controlling 49% or less of the common stock may not be able to elect any directors. A director may be removed from office without cause only by the affirmative vote of 75% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors and may be removed for cause only by the affirmative vote of a majority of the combined voting power.

   Our certificate of incorporation, bylaws and Delaware law contain provisions that enhance the likelihood of continuity and stability in the composition of our board of directors and management and the policies formulated by our board of directors. These provisions could also have the effect of delaying, deferring or preventing a change in control or reducing the price investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Delaware law defines a "business combination" to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, Delaware law defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   The certificate of incorporation and the bylaws also require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing unless the consent is obtained from the holders of at least 75% of the outstanding shares of stock entitled to vote on the action. In addition, special meetings of our stockholders may be called only by our board of directors, chairman of the board, president or by any person or persons holding shares representing at least 20% of the outstanding capital stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or changes in our management.

Transfer Agent and Registrar

   First Union National Bank is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have 20,868,780 shares of common stock outstanding. As of January 15, 2002, we also have outstanding stock options to purchase an aggregate of 1,664,320 shares of common stock. In addition, we may be required to issue common stock valued at up to $5,000,000 over the next three years to some of the former owners of a business we acquired based on the profitability of that business from the time of acquisition through 2004. Of the 20,868,780 shares that will be outstanding at the completion of this offering, including shares sold in this offering, approximately 13,305,680 will be freely transferable without restriction under the Securities Act unless they are held by "affiliates" of Global as that term is defined in Rule 144 under the Securities Act. The remaining approximately 7,563,100 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144.

   Generally, Rule 144 provides that a person who beneficially owns restricted securities for at least one year will be entitled to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; and

  . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information. Generally, Rule 144 defines affiliates to include persons who directly or indirectly control, are controlled by or are under common control with Global. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates become freely tradable without restriction.

   A person who is not an affiliate of Global may sell "restricted securities" without regard to the above volume limitations, manner of sale restrictions and notice and public information requirements under Rule 144(k) if the person is not an affiliate of Global at any time during the 90 days preceding a sale and the person has owned the shares proposed to be sold for at least two years.

   Approximately 7,467,862 shares of restricted common stock are eligible for sale in reliance upon Rule 144(k). In addition, the holders of approximately 6,960,500 shares of the restricted common stock are entitled to registration rights with respect to these shares. See "Description of Capital Stock--Registration Rights" for a description of these registration rights.

   We, our executive officers and directors and the selling stockholders have entered into lockup agreements. These agreements prevent us, our executive officers and directors and the selling stockholders from, for a period of 180 days after the date of this prospectus supplement, offering or selling any shares of our common stock, or any securities convertible into any shares of our common stock, without the prior written consent of Raymond James. Specifically, we and these other individuals have agreed not to, directly or indirectly:

  . offer to sell, contract to sell or otherwise sell or dispose of any shares of our common stock;

  . loan, pledge, grant any option to purchase or other right with respect to shares of our common stock; and

  .  make any announcement of the above actions.

During this lockup period, we can still grant additional options under our stock option plans and Messrs. Thomas Johnson and Ray Schilling may continue to sell shares on a quarterly basis pursuant to existing written trading plans. Raymond James may, in its sole discretion, at any time and without notice, release all or any portion of the shares restricted by the lock-up agreements.

                                 UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement dated February 25, 2002, the underwriters named below, for whom Raymond James & Associates, Inc., UBS Warburg LLC and Robert W. Baird & Co. Incorporated are acting as representatives, have severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock set forth opposite their names below:

                                                      Number of
                            Underwriters               Shares
                            ------------              ---------
                Raymond James & Associates, Inc...... 2,524,500
                UBS Warburg LLC...................... 1,606,500
                Robert W. Baird & Co. Incorporated...   459,000
                Prudential Securities Incorporated...    75,000
                Scotia Capital (USA) Inc.............    75,000
                SunTrust Capital Markets, Inc........    75,000
                Wachovia Securities..................    75,000
                                                      ---------
                   Total............................. 4,890,000
                                                      =========

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any materially adverse change in our business and the receipt of certain certificates, opinions and letters from us and our attorneys and independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any of the shares are purchased.

   The selling stockholders named below have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase the number of shares of our common stock set forth opposite their names at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

                                                           Number of
                                 Name                       Shares
                                 ----                      ---------
            Golder, Thoma, Cressey, Rauner Fund IV, L.P...  336,683
            Jackson National Life Insurance Company.......  396,817
                                                            -------
               Total......................................  733,500
                                                            =======

   The underwriters may exercise this option solely to cover over-allotments, if any, in connection with the sale of our common stock. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to the underwriter's initial amount set forth in the table above. If the underwriters exercise this option with respect to less than the full amount of such option, then the option will be satisfied first with shares sold by Jackson National Life Insurance Company to the full extent of the over-allotment shares offered by them, with any remainder being sold by Golder, Thoma, Cressey, Rauner Fund IV, LP.

   The following table summarizes the underwriting discounts and commissions to be paid by us and the selling stockholders to the underwriters and the expenses payable by us for each share of our common stock and in total. This information is presented assuming either no exercise or full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                          Aggregate     Aggregate
                                                              Per Share Without Option With Option
                                                              --------- -------------- -----------
Underwriting discounts and commissions payable by us.........   $.775   $    2,088,625 $2,088,625
Underwriting discounts and commissions payable by the selling
  stockholders...............................................   $.775     $1,701,125   $2,269,588
Expenses payable by us.......................................   $.170     $  450,000   $  450,000

   We have been advised that the underwriters propose to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.46 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. The offering of the shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

   We, our executive officers, our directors and the selling stockholders have agreed that for a period of 180 days after the date of this prospectus supplement we and they will not, without the prior written consent of Raymond James & Associates, Inc., directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of, or announce any sale, contract of sale, grant of any option to purchase, pledge or any other disposition or transfer of

   (1) any shares of our common stock or of securities substantially similar thereto or

   (2) any other securities convertible into, exchangeable, or exercisable for, shares of our common stock or such similar securities, owned of record or beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such person whether owned as of the date of this prospectus supplement or acquired after the date of this prospectus supplement, other than (A) a bona fide gift of our common stock, provided that the donee agrees in writing to be bound by the foregoing terms, (B) the offer and/or sale of shares of our common stock in the offering or (C) with respect to Thomas S. Johnson and Raymond Schilling, regular quarterly sales pursuant to written trading plans in effect as of the date of this prospectus supplement. We may grant options during this time.

   Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the Nasdaq National Market, or otherwise.

   We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

   The legality of the shares of common stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Legal matters will be passed upon for the underwriters by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

   Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements at March 31, 2001 and 2000, and for each of the three years in the period ended March 31, 2001, as set forth in their report. We have included our financial statements in the prospectus supplement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                    Page
-                                                                                                   -----
Interim Financial Statements

Consolidated Balance Sheets as of December 31, 2001 (Unaudited) and March 31, 2001.................  SF-2

Consolidated Statements of Operations for the Nine Months Ended December 31, 2001 and 2000
  (Unaudited)......................................................................................  SF-3

Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2001 and 2000
  (Unaudited)......................................................................................  SF-4

Consolidated Statements of Stockholders' Equity for the Nine Months Ended December 31, 2001
  (Unaudited)......................................................................................  SF-5

Notes to Consolidated Financial Statements (Unaudited).............................................  SF-6

Annual Financial Statements

Report of Independent Certified Public Accountants................................................. SF-11

Consolidated Balance Sheets as of March 31, 2001 and 2000.......................................... SF-12

Consolidated Statements of Operations for the Years Ended March 31, 2001, 2000 and 1999............ SF-13

Consolidated Statements of Cash Flows for the Years Ended March 31, 2001, 2000 and 1999............ SF-14

Consolidated Statements of Stockholders' Equity for the Years Ended March 31, 2001, 2000 and 1999.. SF-15

Notes to Consolidated Financial Statements......................................................... SF-16

                         GLOBAL IMAGING SYSTEMS, INC.

              CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001
                        (UNAUDITED) AND MARCH 31, 2001

                                                                                      December 31,     March 31,
                                                                                          2001           2001
                                                                                      ------------     ---------
                                                                                      (In thousands, except share
                                                                                               amounts)
                                       ASSETS
Current assets:
   Accounts receivable, net of allowance for doubtful accounts ($2,401 and $2,150 at
     December 31, 2001 and March 31, 2001, respectively).............................   $ 80,426       $ 82,830
   Inventories.......................................................................     66,168         61,608
   Deferred income taxes.............................................................      4,396          3,813
   Prepaid expenses and other current assets.........................................      5,599          3,667
                                                                                        --------       --------
          Total current assets.......................................................    156,589        151,918
Rental equipment, net................................................................     14,418         13,553
Property and equipment, net..........................................................     13,051         11,550
Other assets.........................................................................      1,076          1,156
Related party notes receivable.......................................................        400            400
Intangible assets, net:
   Goodwill..........................................................................    294,924        294,204
   Noncompete agreements.............................................................        733          1,461
   Financing fees....................................................................      4,650          4,577
                                                                                        --------       --------
          Total assets...............................................................   $485,841       $478,819
                                                                                        ========       ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..................................................................   $ 22,293       $ 23,251
   Accrued liabilities...............................................................      9,420         12,422
   Accrued compensation and benefits.................................................     11,601         13,583
   Accrued interest..................................................................      4,631          2,037
   Current maturities of long-term debt..............................................      6,503          5,521
   Deferred revenue..................................................................     21,625         23,828
   Income taxes payable..............................................................      3,970            422
                                                                                        --------       --------
          Total current liabilities..................................................     80,043         81,064
Deferred income taxes................................................................      4,830          2,830
Long-term debt, less current maturities..............................................    258,535        271,129
                                                                                        --------       --------
   Total liabilities.................................................................    343,408        355,023
Stockholders' equity:
   Preferred stock, $.01 par value:
       10,000,000 shares authorized: No shares issued................................         --             --
   Common stock, $.01 par value:
       50,000,000 shares authorized: 19,329,159 and 19,225,086 shares issued and 18,153,520 and 18,049,447 shares outstanding at December 31,
       2001 and March 31, 2001, respectively.........................................        193            192
   Common stock held in treasury, at cost............................................    (10,352)       (10,352)
   Additional paid-in capital........................................................     92,085         91,475
   Retained earnings.................................................................     61,866         42,481
   Accumulated other comprehensive loss..............................................     (1,359)            --
                                                                                        --------       --------
          Total stockholders' equity.................................................    142,433        123,796
                                                                                        --------       --------
          Total liabilities and stockholders' equity.................................   $485,841       $478,819
                                                                                        ========       ========

                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

        CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED
                          DECEMBER 31, 2001 AND 2000
                                  (Unaudited)

                                                        Nine Months Ended
                                                          December 31,
                                                      ---------------------
                                                         2001       2000
                                                       --------   --------
                                                      (In thousands, except
                                                       per share amounts)
     Revenues:
        Equipment and supplies....................... $351,017   $328,416
        Service and rentals..........................  115,684    106,405
                                                       --------   --------
     Total revenues..................................  466,701    434,821
     Costs and operating expenses:
        Cost of equipment and supplies...............  235,377    223,456
        Service and rental costs.....................   60,158     53,630
                                                       --------   --------
          Gross profit...............................  171,166    157,735
        Selling, general and administrative expenses.  118,986    106,884
        Intangible asset amortization................      738      7,497
                                                       --------   --------
     Income from operations..........................   51,442     43,354
     Interest expense................................   18,862     21,110
                                                       --------   --------
     Income before income taxes......................   32,580     22,244
     Income taxes....................................   13,195     10,227
                                                       --------   --------
     Net income...................................... $ 19,385   $ 12,017
                                                       ========   ========

     Net income per common share:
        Basic........................................ $   1.07   $    .65
                                                       ========   ========
        Diluted...................................... $   1.05   $    .65
                                                       ========   ========

     Weighted average number of shares outstanding:
        Basic........................................   18,103     18,421
        Diluted......................................   18,378     18,426


                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

        CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED
                          DECEMBER 31, 2001 AND 2000
                                  (Unaudited)

                                                                                           Nine Months Ended
                                                                                             December 31,
                                                                                          ------------------
                                                                                            2001      2000
                                                                                          --------  --------
                                                                                            (In thousands)
OPERATING ACTIVITIES:
Net income............................................................................... $ 19,385  $ 12,017
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation..........................................................................    9,848     7,939
   Amortization..........................................................................    1,556     8,197
   Deferred income taxes.................................................................    2,183       820
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
   Accounts receivable...................................................................    2,475    (9,259)
   Inventories...........................................................................   (4,495)   (4,779)
   Prepaid expenses and other current assets.............................................   (1,932)   (2,387)
   Other assets..........................................................................       80       250
   Accounts payable......................................................................     (971)      306
   Accrued liabilities, compensation and benefits, interest..............................   (4,139)    2,565
   Deferred revenue......................................................................   (2,282)    1,466
   Income taxes payable..................................................................    3,611     1,933
                                                                                          --------  --------
Net cash provided by operating activities................................................   25,319    19,068

INVESTING ACTIVITIES:
Purchase of property and equipment and rental equipment..................................  (12,212)  (10,411)
Payment for purchase of businesses, net of cash acquired.................................     (715)  (29,756)
                                                                                          --------  --------
Net cash used in investing activities....................................................  (12,927)  (40,167)

FINANCING ACTIVITIES:
Proceeds (repayments) of long-term debt..................................................   (7,612)   30,640
Scheduled payments on long-term debt.....................................................   (4,000)   (3,052)
Financing fees...........................................................................     (891)     (131)
Common stock issued for cash.............................................................      111        --
Common stock repurchases.................................................................       --    (9,987)
                                                                                          --------  --------
Net cash provided by (used in) financing activities......................................  (12,392)   17,470
                                                                                          --------  --------
Net decrease in cash and cash equivalents................................................       --    (3,629)
Cash and cash equivalents, beginning of period...........................................       --     3,629
                                                                                          --------  --------
Cash and cash equivalents, end of period................................................. $     --  $     --
                                                                                          ========  ========

                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 2001
                                  (Unaudited)

                                       Common Stock
                              -----------------------------
                                                                                  Accumulated
                                                    Held in  Additional              Other
                              Number of            Treasury,  Paid-in   Retained Comprehensive
                               Shares    Par Value  at cost   Capital   Earnings     Loss       Total
                              ---------- --------- --------- ---------- -------- ------------- --------
                                               (In thousands, except for share amounts)
Balances at March 31, 2001... 18,049,447     $192  $(10,352)  $91,475   $42,481                $123,796
Comprehensive income:
 Net income..................                                            19,385                  19,385
 Unrealized loss on
   derivative instruments....                                                        $(1,359)    (1,359)
                                                                                               --------
 Total comprehensive income..                                                                    18,026
Stock options exercised......      8,835       --                 111                               111
Common stock issued in
  conjunction with earnout...     95,238        1                 499                               500
                              ---------- --------  --------   -------   -------   ----------   --------
Balances at December 31, 2001 18,153,520     $193  $(10,352)  $92,085   $61,866      $(1,359)  $142,433
                              ========== ========  ========   =======   =======   ==========   ========



                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
              (In thousands, except share and per share amounts)

NOTE 1.  BASIS OF PRESENTATION

   The accompanying consolidated balance sheet as of December 31, 2001, consolidated statements of operations for the nine months ended December 31, 2001 and 2000, consolidated statements of cash flows for the nine months ended December 31, 2001 and 2000, and the consolidated statement of stockholders' equity for the nine months ended December 31, 2001 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year. The consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in Global Imaging Systems, Inc.'s (together with its subsidiaries, "Global" or the "Company") Annual Report for the year ended March 31, 2001. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2.  EARNINGS PER SHARE

   Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise of stock options or the conversion of securities into stock.

   The following table reconciles the numerators and denominators of the basic and diluted EPS computations (shares in thousands):

                                                         For Nine Months Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           2001         2000
                                                       ------------ ------------
Numerator:
   Numerator for basic and diluted earnings per share.   $19,385      $12,017
                                                         =======      =======
Denominator:
   Denominator for basic earnings per share...........    18,103       18,421
   Effect of dilutive securities:
       Employee stock options.........................       275            5
                                                         -------      -------
   Denominator for diluted earnings per share.........    18,378       18,426
                                                         =======      =======

NOTE 3.  ACQUISITIONS

   During the nine months ended December 31, 2001 the Company acquired one business that provides office-imaging solutions. Aggregate consideration for this acquisition was approximately $162 in cash and acquisition related expenses. Liabilities totaling approximately $137 were assumed by the Company in connection with this acquisition. Goodwill of approximately $167 was recorded related to this acquisition. This acquisition was accounted for by the purchase method of accounting and accordingly is included in the results of operations from the date of acquisition.

                         GLOBAL IMAGING SYSTEMS, INC.

                                  (Unaudited)
              (In thousands, except share and per share amounts)


   The unaudited pro forma results presented below include the effects of the Company's acquisitions for fiscal years 2001 and 2002 as if they had been consummated as of April 1, 2000. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated at the beginning of the year prior to acquisition.

                                                  Unaudited Pro forma
                                                   Nine Months ended
                                                     December 31,
                                                  -------------------
                                                    2001      2000
                                                  --------  --------
          Revenues............................... $466,931  $448,767
          Net income............................. $ 19,432  $ 11,908
                                                  ========  ========
          Net income per common share:
             Basic............................... $   1.07  $    .65
             Diluted............................. $   1.06  $    .65

NOTE 4.  STOCK OPTION PLANS

   In 1998, the Board of Directors adopted a stock option plan, as amended, under which 2,520,000 shares of the Company's common stock may be sold pursuant to stock options or granted or sold as restricted stock to directors, officers, employees and consultants to the Company. As of December 31, 2001, options to purchase 1,377,080 shares of the Company's common stock were outstanding under the stock option plan. During the nine months ended December 31, 2001, options to purchase an aggregate of 102,000 shares were granted under the 1998 stock option plan with exercise prices ranging from $5.80 to $13.45 per share.

   On January 25, 2001, the Board of Directors adopted the Global Imaging Systems, Inc. 2001 Stock Option Plan under which Global may grant options to purchase up to 300,000 shares of Global's common stock to employees of and service providers to Global, except for executive officers and directors. Stock options granted under the 2001 stock option plan have the same terms as those granted under the 1998 plan. As of December 31, 2001, options to purchase 297,500 shares were outstanding under the 2001 stock option plan. During the nine months ended December 31, 2001, options to purchase an aggregate of 300,000 shares were granted under the 2001 stock option plan with an exercise price of $5.44 per share.

   In addition to options outstanding under Global's stock option plans, 10,000 shares of Global's common stock are issuable upon the exercise of an option granted outside Global's stock option plans. This option is exercisable at a price of $12.00 per share.

NOTE 5.  DERIVATIVES

   On April 1, 2001, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires the recognition of all derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based on the exposure being hedged, as either a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. The adoption of SFAS No. 133 did not have a

                         GLOBAL IMAGING SYSTEMS, INC.

                                  (Unaudited)
              (In thousands, except share and per share amounts)

material impact on the consolidated balance sheet or statement of operations of the Company and derivative instruments are not used by the Company for speculative purposes.

   For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk, such as interest rate risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of the future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

   The Company has entered into interest rate swap agreements that effectively convert a portion of its floating-rate debt to a fixed-rate basis until September 2002, thus reducing the impact of interest-rate changes on future interest expense. At December 31, 2001, $52,000 of the Company's borrowings under the credit agreement has been designated as the hedged items to interest rate swap agreements. Under the swap agreements, the Company received an average variable rate of 4.3% and paid an average fixed rate of 6.6% during the nine months ended December 31, 2001. The Company has recognized a loss, net of tax, of approximately $1,359 related to the portion of the hedging instrument included in the assessment of hedge effectiveness, which has been recorded in comprehensive income. Amounts of net gains or losses on derivative instruments expected to be reclassified from comprehensive income to earnings in the next twelve months are not expected to be material.

   The Company has entered into an interest rate cap agreement (cap) in the total notional amount of approximately $22,000, which is not designated as a hedging instrument. The cap is recorded on the balance sheet at fair value, with changes in the fair value of the cap being recorded in the consolidated statement of operations during the period of change. The cap limits the Company's interest rate risk exposure to 9% for the related notional amount. No payments have been received under the cap, which expires September 2002.

NOTE 6.  COMPREHENSIVE INCOME

   The following table presents a reconciliation of comprehensive income, comprised of net income, the cumulative effect of adopting SFAS No. 133 on April 1, 2001 and the unrealized loss on cash flow hedges.

                                                                Nine Months
                                                                   Ended
                                                                December 31,
                                                                    2001
                                                                ------------
    Net income.................................................   $19,385
    Cumulative effect of adopting SFAS No. 133, net of tax.....      (994)
    Unrealized loss on cash flow hedges, net of tax............      (365)
                                                                  -------
    Total comprehensive income.................................   $18,026
                                                                  =======

                         GLOBAL IMAGING SYSTEMS, INC.

                                  (Unaudited)
              (In thousands, except share and per share amounts)


NOTE 7.  GOODWILL

   Effective April 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets in accordance with the early adoption provisions of the standard. Under SFAS No. 142 goodwill and intangibles with indefinite lives are no longer amortized, but are tested for impairment on a periodic basis. The provisions of this accounting standard also require the completion of a transitional impairment test within six months of adoption, with any impairments identified treated as a cumulative effect of a change in accounting principle. The Company completed the required transitional impairment test resulting in no goodwill impairment. Separately identified intangibles that are not deemed to have indefinite lives will continue to be amortized over their useful life, with no maximum life.

   The changes in the carrying amount of goodwill from April 1 to December 31, 2001 are as follows:

                  Balance as of April 1, 2001....... $294,204
                  Goodwill acquired.................      167
                  Impairment losses.................       --
                  Adjustments to goodwill...........      553
                                                     --------
                  Balance at December 31, 2001...... $294,924
                                                     ========

   The following pro forma table includes the prior period results of operations as if SFAS No. 142 had been adopted at April 1, 2000.

                                                           Nine Months
                                                              Ended
                                                          December 31,
                                                         ---------------
                                                          2001    2000
                                                         ------- -------
       Reported net income.............................. $19,385 $12,017
       Add back: Goodwill amortization, net of tax......      --   5,148
                                                         ------- -------
       Adjusted net income.............................. $19,385 $17,165
                                                         ======= =======
       Basic earnings per share:
          Reported net income........................... $  1.07 $   .65
          Goodwill amortization.........................      --     .28
                                                         ------- -------
          Adjusted net income........................... $  1.07 $   .93
                                                         ======= =======
       Diluted earnings per share:
          Reported net income........................... $  1.05 $   .65
          Goodwill amortization.........................      --     .28
                                                         ------- -------
          Adjusted net income........................... $  1.05 $   .93
                                                         ======= =======

NOTE 8.  RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company does not expect the adoption of this standard to have an impact on its financial statements.

                         GLOBAL IMAGING SYSTEMS, INC.

                                  (Unaudited)
              (In thousands, except share and per share amounts)


   In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The FASB's new rules on asset impairment supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

NOTE 9.  SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

   The Company has issued $100,000 of 103/4% Senior Subordinated Notes that are fully and unconditionally guaranteed on a joint and several basis by all the Company's existing subsidiaries (the Guarantors), each of which is wholly owned, directly or indirectly, by the Company. The Company is a holding company all of whose operations are conducted by the Guarantors and the Company has no operations or assets separate from its investment in its subsidiaries.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Global Imaging Systems, Inc.

   We have audited the accompanying consolidated balance sheets of Global Imaging Systems, Inc. as of March 31, 2001 and 2000, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Imaging Systems, Inc. at March 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ERNST & YOUNG LLP
Tampa, Florida
May 11, 2001

                         GLOBAL IMAGING SYSTEMS, INC.

           CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2001 AND 2000

                                                                                            March 31,
                                                                                      --------------------
                                                                                        2001       2000
                                                                                      --------   --------
                                                                                         (In thousands,
                                                                                      except share amounts
                                       ASSETS
Current assets:
   Cash and cash equivalents......................................................... $     --   $  3,629
   Accounts receivable, net of allowance for doubtful accounts ($2,150 and $2,064 at
     March 31, 2001 and 2000, respectively)..........................................   82,830     69,163
   Inventories.......................................................................   61,608     57,560
   Deferred income taxes.............................................................    3,813      3,276
   Prepaid expenses and other current assets.........................................    3,667      2,665
   Income taxes receivable...........................................................       --      2,118
                                                                                      --------   --------
       Total current assets..........................................................  151,918    138,411
Rental equipment, net................................................................   13,553      9,073
Property and equipment, net..........................................................   11,550      8,520
Other assets.........................................................................    1,156      1,808
Related party notes receivable.......................................................      400         --
Intangible assets, net:
   Goodwill..........................................................................  294,204    268,517
   Noncompete agreements.............................................................    1,461      1,908
   Financing fees....................................................................    4,577      5,328
                                                                                      --------   --------
       Total assets.................................................................. $478,819   $433,565
                                                                                      ========   ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.................................................................. $ 23,251   $ 26,540
   Accrued liabilities...............................................................   12,422      7,614
   Accrued compensation and benefits.................................................   13,583      9,642
   Accrued interest..................................................................    2,037      1,734
   Current maturities of long-term debt..............................................    5,521      4,280
   Deferred revenue..................................................................   23,828     21,284
   Income taxes payable..............................................................      422         --
                                                                                      --------   --------
       Total current liabilities.....................................................   81,064     71,094
Deferred income taxes................................................................    2,830      1,416
Long-term debt, less current maturities..............................................  271,129    243,442
                                                                                      --------   --------
       Total liabilities.............................................................  355,023    315,952
Stockholders' equity:
   Preferred stock, $.01 par value: 10,000,000 shares authorized: no shares issued...       --         --
   Common stock, $.01 par value: 50,000,000 shares authorized: 19,225,086 shares issued and 18,049,447 and 19,223,491 shares outstanding at March 31, 2001 and
     2000, respectively..............................................................      192        192
   Common stock held in treasury, at cost............................................  (10,352)       (35)
   Additional paid-in capital........................................................   91,475     91,475
   Retained earnings.................................................................   42,481     25,981
                                                                                      --------   --------
       Total stockholders' equity....................................................  123,796    117,613
                                                                                      --------   --------
       Total liabilities and stockholders' equity.................................... $478,819   $433,565
                                                                                      ========   ========

                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                         MARCH 31, 2001, 2000 AND 1999

                                                                                    Year Ended March 31,
                                                                          ---------------------------------------
                                                                              2001          2000         1999
                                                                            --------      --------     --------
                                                                          (In thousands, except per share amounts
Revenues:
   Equipment and supplies................................................ $452,103      $355,852     $219,459
   Service and rentals...................................................  145,047       117,824       69,542
                                                                            --------      --------     --------
Total revenues...........................................................  597,150       473,676      289,001
Costs and operating expenses:
   Cost of equipment and supplies........................................  306,346       241,837      154,083
   Service and rental costs..............................................   74,085        59,439       34,434
                                                                            --------      --------     --------
       Gross profit......................................................  216,719       172,400      100,484
   Selling, general, and administrative expenses.........................  147,888       113,612       63,939
   Intangible asset amortization.........................................   10,113         8,183        4,627
                                                                            --------      --------     --------
Income from operations...................................................   58,718        50,605       31,918
Interest expense.........................................................   28,163        22,171        8,427
                                                                            --------      --------     --------
Income before income taxes and extraordinary item........................   30,555        28,434       23,491
Income taxes.............................................................   14,055        12,729       10,390
                                                                            --------      --------     --------
Income before extraordinary item.........................................   16,500        15,705       13,101
Extraordinary charge for early retirement of debt, net of tax benefit of
  $436 and $1,241 for 2000 and 1999, respectively........................       --          (654)      (1,817)
                                                                            --------      --------     --------
Net income...............................................................   16,500        15,051       11,284
                                                                            --------      --------     --------
Yield adjustment on Class A common stock and accretions..................       --            --         (901)
                                                                            --------      --------     --------
Net income available to common stockholders.............................. $ 16,500      $ 15,051     $ 10,383
                                                                            ========      ========     ========
Basic earnings per share:
   Income before extraordinary item, including yield adjustment and
     accretions.......................................................... $    .90      $    .83     $    .74
   Extraordinary charge for early retirement of debt, net of tax benefit
     of $436 and $1,241 for 2000 and 1999, respectively..................       --          (.04)        (.11)
                                                                            --------      --------     --------
Basic earnings per share................................................. $    .90      $    .79     $    .63
                                                                            ========      ========     ========
Diluted earnings per share:
   Income before extraordinary item, including yield adjustment and
     accretions.......................................................... $    .90      $    .82     $    .73
   Extraordinary charge for early retirement of debt, net of tax benefit
     of $436 and $1,241 for 2000 and 1999, respectively..................       --          (.04)        (.11)
                                                                            --------      --------     --------
Diluted earnings per share............................................... $    .90      $    .78     $    .62
                                                                            ========      ========     ========
Weighted average number of shares outstanding:
   Basic.................................................................   18,330        19,031       16,478
   Diluted...............................................................   18,333        19,176       16,811


                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                         MARCH 31, 2001, 2000 AND 1999

                                                                              Year Ended March 31,
                                                                         -----------------------------
                                                                           2001      2000      1999
                                                                         --------  --------  ---------
                                                                                 (In thousands)
OPERATING ACTIVITIES:
Net income.............................................................. $ 16,500  $ 15,051  $  11,284
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation.........................................................   10,948     8,304      4,593
   Amortization.........................................................   11,040     9,043      4,954
   Extraordinary charge for early retirement of debt....................       --       654      1,817
   Deferred income taxes................................................      947     1,531        519
 Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
   Accounts receivable..................................................  (10,120)  (11,172)    (7,329)
   Inventories..........................................................   (1,147)  (13,522)    (5,511)
   Prepaid expenses and other current assets............................     (962)     (448)    (1,337)
   Other assets.........................................................      778       152        (41)
   Accounts payable.....................................................   (5,052)    1,439      2,014
   Accrued liabilities, compensation and benefits, interest.............    6,734     1,338      1,100
   Deferred revenue.....................................................     (124)   (1,460)      (483)
   Income taxes payable.................................................    2,433    (2,770)       919
                                                                         --------  --------  ---------
Net cash provided by operating activities...............................   31,975     8,140     12,499
INVESTING ACTIVITIES:
Related party notes receivable..........................................     (400)       47        500
Purchase of property, equipment and rental equipment....................  (16,812)   (8,394)    (5,208)
Payment for purchase of businesses, net of cash acquired................  (37,153)  (73,144)  (103,764)
                                                                         --------  --------  ---------
Net cash used in investing activities...................................  (54,365)  (81,491)  (108,472)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt................................   33,112   126,000    264,175
Payments on long-term debt..............................................   (4,188)  (51,016)  (193,565)
Financing fees..........................................................     (176)   (3,187)    (4,584)
Cost of initial public offering.........................................       --        --       (960)
Common stock redemption and retirement..................................       --        --    (35,374)
Common stock issued for cash............................................       --         8     66,960
Common stock repurchases................................................   (9,987)       --         --
                                                                         --------  --------  ---------
Net cash provided by financing activities...............................   18,761    71,805     96,652
                                                                         --------  --------  ---------
Net increase (decrease) in cash and cash equivalents....................   (3,629)   (1,546)       679
Cash and cash equivalents, beginning of year............................    3,629     5,175      4,496
                                                                         --------  --------  ---------
Cash and cash equivalents, end of year.................................. $     --  $  3,629  $   5,175
                                                                         ========  ========  =========

                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED MARCH 31,
                              2001, 2000 AND 1999


                                        Common Stock
                                 --------------------------
                                                    Held in  Additional
                                              Par  Treasury,  Paid-in   Stockholder Retained
                                   Shares    Value  at cost   Capital   Receivables Earnings  Total
                                 ----------  ----- --------- ---------- ----------- -------- --------
                                                 (In thousands, except share amounts)
Balances at March 31, 1998...... 10,765,255  $107             $ 33,618     $(231)   $ 4,754  $ 38,248
Common stock issued in initial
  public offering...............  6,000,000    60               66,900                         66,960
Common stock issued in
  conjunction with acquisitions.  1,143,797    11               16,377                         16,388
Common stock retired............   (339,945)   (3)             (30,459)      231       (133)  (30,364)
Settlement of acquisition escrow
  claims........................     (1,595)       $    (35)                                      (35)
Dividend--Class A common stock..                                                     (4,975)   (4,975)
Common stock reclassified.......  1,158,329    12                  (12)                            --
Cost of initial public offering.                                (2,607)                        (2,607)
Net income......................                                                     11,284    11,284
                                 ----------  ----  --------   --------     -----    -------  --------
Balances at March 31, 1999...... 18,725,841  $187  $    (35)  $ 83,817     $  --    $10,930  $ 94,899
Common stock issued in
  conjunction with acquisitions.    496,950     5                7,650                          7,655
Stock options exercised.........        700                          8                              8
Net income......................                                                     15,051    15,051
                                 ----------  ----  --------   --------     -----    -------  --------
Balances at March 31, 2000...... 19,223,491  $192  $    (35)  $ 91,475     $  --    $25,981  $117,613
Settlement of acquisition escrow
  claims........................    (47,340)           (330)                                     (330)
Common stock repurchases........ (1,126,704)         (9,987)                                   (9,987)
Net income......................                                                     16,500    16,500
                                 ----------  ----  --------   --------     -----    -------  --------
Balances at March 31, 2001...... 18,049,447  $192  $(10,352)  $ 91,475     $  --    $42,481  $123,796
                                 ==========  ====  ========   ========     =====    =======  ========


                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   Global Imaging Systems, Inc. was formed on June 3, 1994. The Company's principal operating subsidiaries are located in the United States and are in the business of supplying photocopiers, facsimile equipment, automated office equipment, network integration solutions, electronic presentation and document imaging equipment, and related service, parts, and supplies. The consolidated financial statements include the financial statements of Global Imaging
Systems, Inc. and its subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

   Revenue is recognized as follows:

   Supplies sales to customers are recognized at the time of shipment. Equipment sales are recognized at the time of customer acceptance, or in the case of equipment sales financed by third-party leasing companies, at the time of acceptance by the leasing company and the customer.

   Maintenance contract service revenues are recognized ratably over the term of the underlying maintenance contract. Other service revenues are recognized as earned. Deferred revenue consists of unearned maintenance contract revenue that is recognized over the life of the related contract, generally 12 months.

   Rental equipment revenue is recognized ratably over the lives of the underlying cancelable operating leases, principally one to three years.

   In accordance with Statement of Position 97-2, Software Revenue Recognition, as amended, the Company recognizes the revenue allocable to software licenses, purchased from third-party vendors for resale, upon delivery of the software license to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. In software arrangements that include more than one element, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, long-term debt, and interest rate swap and cap agreements. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair market value due to the short-term maturities of these instruments. The fair values of interest rate swap and cap agreements and long-term debt were estimated based on quoted market prices at year-end.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


   The estimated fair values of the Company's financial instruments are as follows:

                                                                       March 31,
                                                          ------------------------------------
                                                                 2001              2000
                                                          -----------------  -----------------
                                                          Carrying  Fair     Carrying  Fair
                                                           Amount   Value     Amount   Value
-                                                         -------- --------  -------- --------
-                                                                    (In thousands)
Nonderivatives:
   Long-term debt........................................ $276,650 $256,275  $247,722 $236,722
Derivatives:
   Interest rate swap and cap agreements related to debt.       --   (1,658)       --      468

Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less when acquired to be cash equivalents.

Concentrations of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographical areas. As of March 31, 2001, the Company had no significant concentrations of credit risk.

Inventories

   Inventories consist of photocopiers, facsimile equipment, automated office equipment, electronic presentation equipment, document imaging equipment, computers and related software, and related parts and supplies and are valued at the lower of cost (specific identification and/or average cost for equipment and average cost for related parts and supplies) or market value. Inventories are stated net of reserves of $3,412 and $2,799 at March 31, 2001 and 2000, respectively. Reserves are established for excess and slow-moving inventories.

Long-Lived Assets

   The recoverability of long-lived assets (including related intangibles) is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and there is a likelihood that such operating losses will continue or other indications of impairment are present, the Company will determine if impairment exists based on the undiscounted expected future cash flows from operations before interest. Impairment losses would be measured based on the amount by which the carrying amount exceeds the fair value.

Rental Equipment

   Rental equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated economic lives, principally three years.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)

Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are principally provided using the straight-line method over the assets' estimated economic lives, which range from 3 to 10 years.

Intangibles

   Goodwill (excess of purchase price over fair value of net assets acquired) recognized in business combinations accounted for as purchases is amortized over periods of between 15 and 40 years on the straight-line basis. The recoverability of goodwill is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events of changes in the business environment. If an operating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining amortization period. If impairment exists, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows on a discounted basis. Accumulated amortization was approximately $23,200 and $14,200 at March 31, 2001 and 2000, respectively.

   Prior to concluding acquisitions, we estimate the future profitability and cash flows for each entity in order to determine the expected benefit period for the intangible assets. This analysis includes a review of past performance, industry trends and anticipated integration with our other business units.

   Noncompete agreements are amortized over the lives of the agreements, which range from two to four years, using the straight-line basis. Accumulated amortization was approximately $6,400 and $5,300 at March 31, 2001 and 2000, respectively.

   Financing fees are amortized over the terms of the underlying debt agreements using the straight-line method, which approximates the effective interest rate method. Accumulated amortization at March 31, 2001 and 2000 was approximately $1,757 and $830, respectively. In June 1999, the Company refinanced its existing line of credit. Unamortized financing fees of $1,090 that related to the existing lines of credit were charged to operations as an extraordinary item.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. This statement established requirements for accounting and reporting of derivative instruments and hedging activities. The future impact of this statement on the Company's results of operations is not expected to be material.

2.  ACQUISITIONS

   During the year ended March 31, 2001, the Company acquired nine businesses that provide office technology solutions and related services for an aggregate purchase price of approximately $31,100, none of which were individually significant, primarily for cash, including direct acquisition costs of approximately $400. Liabilities assumed in connection with these acquisitions totaled approximately $6,300. Total assets related to the nine acquisitions were approximately $39,900, including goodwill of approximately $29,300.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


   During the year ended March 31, 2000, the Company acquired nine businesses that provide office technology solutions and related services for an aggregate purchase price of approximately $90,500, primarily for cash, including direct acquisition costs of approximately $700. Liabilities assumed in connection with these acquisitions totaled approximately $26,500. The Company also issued stock at its fair market value of approximately $7,700 in connection with these acquisitions.

   A significant acquisition during the year ended March 31, 2000, was Lewan & Associates, acquired in June 1999 and consisting of total assets of approximately $63,000 including goodwill of approximately $41,400.

   Total assets related to the remaining eight acquisitions were approximately $47,900, including goodwill of approximately $32,600.

   During the year ended March 31, 1999, the Company acquired eight businesses that provide office technology solutions and related services for an aggregate purchase price of approximately $125,800, primarily for cash, including direct acquisition costs of approximately $1,000. Liabilities assumed in connection with these acquisitions totaled approximately $14,800. The Company also issued stock at its fair market value of approximately $16,400 in connection with these acquisitions.

   Significant acquisitions during the year ended March 31, 1999, include Carr Business Systems (CAR), Capitol Office Solutions, Inc. (COS), Distinctive Business Products, Inc. (DBP) and Dahill Industries, Inc. (DAH).

   The following summarizes these acquisitions:

                               Acquisition   Total Assets Goodwill
             Acquired Company     Date         Acquired   Acquired
             ---------------- -------------- ------------ --------
                   CAR....... September 1998   $ 19,100   $ 15,300
                   COS....... December 1998      60,000     54,100
                   DBP....... December 1998      21,200     17,200
                   DAH....... February 1999      28,400     17,100
                                               --------   --------
                                               $128,700   $103,700
                                               ========   ========

   Total assets related to the remaining four acquisitions were approximately $10,900, including goodwill of approximately $6,100.

   All acquisitions have been accounted for as purchases and accordingly are included in the results of operations from their dates of acquisitions. In connection with the allocation of purchase price, there were no significant adjustments to fair value.

   Under the terms of seven of its purchase agreements, the Company is committed to make contingent payments ("the Earn-outs") of up to $26,800 in cash and issue common stock valued up to $5,500 to the former owners of the acquired companies on or before May 31, 2004. The Company paid $250 and $350 in cash Earn-outs during the years ended March 31, 2001 and 2000, respectively. The contingent payments are primarily based on the future profitability, specifically earnings before interest and taxes, of the acquired companies. The former owners shall be entitled to receive, on or before May 31, 2004, the balance of the Earn-outs if applicable, minus any portion of the Earn-outs previously paid. The Earn-outs, if paid, will be recorded as goodwill related to the

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)

acquired companies. The Company has accrued $4,552 for the fiscal year ended March 31, 2001 related to the Earn-outs, which have been earned, and are payable.

   The unaudited pro forma results presented below include the effects of the acquisitions as if they had been consummated at the beginning of the year prior to acquisition. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated at the beginning of the year prior to acquisition.

                                                                         Unaudited Pro Forma
                                                                         Year Ended March 31,
                                                                     ---------------------------
                                                                       2001     2000      1999
                                                                     -------- --------  --------
Revenues............................................................ $610,626 $548,307  $472,071
Income before extraordinary item....................................   16,677   12,629     9,442
Less extraordinary item.............................................       --     (654)   (1,817)
                                                                     -------- --------  --------
Net income..........................................................   16,677   11,975     7,625
Net income available to common stockholders......................... $ 16,677 $ 11,975  $  6,724
                                                                     ======== ========  ========
Basic earnings per share:
   Income before extraordinary item, including yield adjustment and
     accretions..................................................... $    .91 $    .66  $    .48
   Net income per share............................................. $    .91 $    .62  $    .38
Diluted earnings per share:
   Income before extraordinary item, including yield adjustment and
     accretions..................................................... $    .91 $    .65  $    .47
   Net income per share............................................. $    .91 $    .62  $    .37

3.  RENTAL EQUIPMENT

   The Company's rental equipment consists of the following:

                                                      March 31,
                                                 ------------------
                                                   2001      2000
                                                 --------  --------
            Rental equipment on operating leases $ 35,578  $ 24,186
            Less accumulated depreciation.......  (22,025)  (15,113)
                                                 --------  --------
            Rental equipment, net............... $ 13,553  $  9,073
                                                 ========  ========

4.  PROPERTY AND EQUIPMENT

   The Company's property and equipment consists of the following:

                                                              March 31,
                                                          -----------------
                                                            2001     2000
                                                          --------  -------
   Office furniture, equipment and leasehold improvements $ 22,180  $15,114
   Less accumulated depreciation and amortization........  (10,630)  (6,594)
                                                          --------  -------
   Property and equipment, net........................... $ 11,550  $ 8,520
                                                          ========  =======

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


5.  LONG-TERM DEBT

   The Company's long-term debt consists of the following:

                                                         March 31,
                                                    ------------------
                                                      2001      2000
                                                    --------  --------
        Term and revolving loans................... $176,452  $147,563
        Senior Subordinated Notes, 10 3/4% due 2007  100,000   100,000
        Various notes payable......................      198       159
                                                    --------  --------
                                                     276,650   247,722
        Less current maturities....................   (5,521)   (4,280)
                                                    --------  --------
           Total long-term debt.................... $271,129  $243,442
                                                    ========  ========

   In June 1999, the Company retired the balance of $62,000 of long-term debt outstanding under the previous First Union loan with proceeds from a replacement credit agreement. The new credit agreement is with a syndicate of banks and financial institutions with First Union as Administrative Agent (the "Credit Agreement"). Recognition of deferred financing costs of $1,090 related to the debt repayment resulted in an extraordinary charge of $654 ($.04 per share), net of related income tax benefit of $436. The Company's current Credit Agreement consists of a $25,000 five-year senior term loan, a $75,000 seven-year senior term loan and a $150,000 five-year revolving line of credit. As of March 31, 2001, the Company had amounts outstanding on its Credit Agreement of $83,077 on the revolving credit line, $19,688 on the $25,000 senior term loan, and $73,687 on the $75,000 senior term loan. The new revolving credit line of the senior credit facility and the $25,000 senior term loan bear interest at rates ranging from 2.00% to 3.00% over LIBOR or from .75% to 1.75% over a base rate related to prime rate, and will vary according to Global's ratio of its total funded debt to earnings before interest, taxes, depreciation and amortization. The $75,000 senior term loan bears interest at a rate of 3.25% over LIBOR or 2.00% over a base rate related to prime rate. Amounts borrowed under the revolving credit line of the Credit Agreement may be repaid and borrowed over the life of the senior credit facility, with a final maturity date of June 23, 2004. Under the Credit Agreement, the Company has pledged substantially all of its assets, including the capital stock of the Company's subsidiaries, to the lenders. Amounts borrowed under the Credit Agreement may be used to fund working capital and general corporate purposes, including acquisitions.

   In March 1999, the Company issued $100,000 Senior Subordinated Notes ("the Notes") due March 8, 2007. The net proceeds of approximately $96,000 were used to reduce First Union's revolving credit facility. The Notes bear interest at 10.75%, payable semi-annually. The Notes may be redeemed at the option of the Company beginning on February 15, 2003 at the following redemption prices, expressed as percentages of the principal amount:

                    Year                          Percentage
                    ----                          ----------
                    2003.........................  105.375%
                    2004.........................  102.688%
                    2005 and thereafter..........  100.000%

   At any time on or prior to February 15, 2002, the Company may, at its option, use the net cash proceeds from certain public equity offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110.75% of the principal amount, provided that at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding, and the redemption occurs within 60 days after the consummation of the public equity offering. The Notes are guaranteed by all current

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)

subsidiaries of the Company, and must be guaranteed by all future subsidiaries of the Company, other than certain future financing subsidiaries, on an unsecured senior subordinated basis. Upon the occurrence of future change of control of the Company, the holders of the Notes have the right to require that the Company purchase all or a portion of the Notes at a price equal to 101% of the principal amount. The covenants of the Notes require strict compliance with certain affirmative, negative, and financial covenants.

   In August 1999, the Company exchanged the Notes for exchange notes with identical terms, except the exchange notes do not contain transfer restrictions.

   The Company uses interest rate swap and cap agreements to manage its interest rate risk. Amounts to be paid or received under the swap and cap agreements are recognized over the terms of the agreements as adjustments to interest expense. At March 31, 2001, the Company was party to interest rate swap agreements in a notional amount totaling $52,000. These agreements expire in September 2002. Under the swap agreements, the Company received an average variable rate of 6.5% and paid an average fixed rate of 6.6%. The interest rate cap agreements in the total notional amount of approximately $22,000 cap the Company's interest rate exposure on the related variable interest rate debt at 9%. No payments have been received under this cap agreement. The cap expires September 2002.

   Aggregate annual maturities of long-term debt at March 31, 2001 are as follows:

                              2002...... $  5,521
                              2003......    6,737
                              2004......    7,955
                              2005......   85,722
                              2006......   53,085
                              Thereafter  117,630
                                         --------
                                 Total.. $276,650
                                         ========

   Interest paid was approximately $26,600, $20,400 and $7,000 for the years ended March 31, 2001, 2000 and 1999, respectively.

6.  STOCKHOLDERS' EQUITY

   During the year ended March 31, 2001, the Company repurchased 1,126,704 shares under a repurchase plan adopted on March 31, 2000, which allowed the Company to repurchase up to $10,000 of its stock. The Company also received 47,340 shares in settlement of two escrow claims in November 2000.

   During the year ended March 31, 2000, the Company issued stock in connection with business combinations totaling 496,950 shares. The Company issued 700 shares in connection with stock options exercised.

   During the year ended March 31, 1999, the Company issued stock in connection with business combinations totaling 1,143,797 shares. The Company received 1,595 shares in settlement of an escrow claim in January 1999. Under the terms of the Senior Subordinated Notes and its senior credit facility, the Company is restricted from paying any cash dividends.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


7.  EARNINGS PER SHARE

   Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution from the exercise of stock options or the conversion of securities into stock.

   The following table reconciles the numerators and denominators of the basic and diluted EPS computations (shares in thousands):

                                                                                    Year Ended March 31,
                                                                                  ------------------------
                                                                                   2001    2000     1999
                                                                                  ------- -------  -------
Numerator:
   Income before extraordinary item.............................................. $16,500 $15,705  $13,101
   Extraordinary charge for early retirement of debt, net of tax benefit of $436
     and $1,241 for 2000 and 1999, respectively..................................      --    (654)  (1,817)
                                                                                  ------- -------  -------
   Net income....................................................................  16,500  15,051   11,284
   Yield adjustment on Class A common stock and accretions.......................      --      --     (901)
                                                                                  ------- -------  -------
   Numerator for basic/diluted earnings per share--net income available to common stockholders......................................................... $16,500 $15,051  $10,383
                                                                                  ======= =======  =======
Denominator:
   Denominator for basic earnings per share......................................  18,330  19,031   16,478
   Effect of dilutive securities:
       Contingent stock-redemption of A shares in June 1998......................      --      --       88
       Employee stock options....................................................       3     145      245
                                                                                  ------- -------  -------
   Dilutive potential common shares..............................................       3     145      333
                                                                                  ------- -------  -------
   Denominator for diluted earnings per share....................................  18,333  19,176   16,811
                                                                                  ======= =======  =======

8.  INCOME TAXES

   Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   The components of the income tax provision are as follows:

                                   Year Ended March 31,
                                  -----------------------
                                   2001    2000    1999
                                  ------- ------- -------
                      Current:
                         Federal. $10,970 $ 9,173 $ 8,420
                         State...   2,138   2,025   1,451
                                  ------- ------- -------
                                   13,108  11,198   9,871
                      Deferred:
                         Federal.     782   1,340     454
                         State...     165     191      65
                                  ------- ------- -------
                                      947   1,531     519
                                  ------- ------- -------
                                  $14,055 $12,729 $10,390
                                  ======= ======= =======

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


   A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate are as follows:

                                                Year Ended March 31,
                                              ------------------------
                                               2001    2000     1999
                                              ------- -------  -------
          Tax at U.S. statutory rate......... $10,694 $ 9,952  $ 8,222
          State taxes, net of federal benefit   1,501   1,492    1,322
          Goodwill amortization..............   1,580   1,335      529
          Other permanent differences........     280     (50)     317
                                              ------- -------  -------
                                              $14,055 $12,729  $10,390
                                              ======= =======  =======

   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                   March 31,
                                               ----------------
                                                2001     2000
                                               -------  -------
               Deferred tax assets:
                  Noncompete agreements....... $ 1,768  $ 1,524
                  Inventory related...........   2,424    2,010
                  Various accrued expenses....     781      397
                  Deferred revenue............       2      331
                  Depreciation................     415      310
                  Accounts receivable related.     606      538
                  Other items.................     303      158
                                               -------  -------
               Gross deferred tax assets......   6,299    5,268
               Deferred tax liabilities:
                  Goodwill....................   5,316    3,408
                                               -------  -------
               Net deferred tax asset......... $   983  $ 1,860
                                               =======  =======
               Classified as follows:
                  Current asset............... $ 3,813  $ 3,276
                  Noncurrent liability........  (2,830)  (1,416)
                                               -------  -------
                                               $   983  $ 1,860
                                               =======  =======

   SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is not necessary as of March 31, 2001 and 2000.

   Cash paid for income taxes was approximately $11,200, $14,200 and $6,900 for the years ended March 31, 2001, 2000 and 1999, respectively.

9.  EMPLOYEE BENEFIT PLANS

   The majority of the employees of the Company are eligible to participate in defined contribution plans (the "Plans") established under Section 401(k) of the U.S. Internal Revenue Code. Employees are generally eligible to

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)

contribute voluntarily to the Plans after one year of service. The Company may contribute a discretionary amount of the employee contribution up to specified limits.

   Employees are always vested in their contributed balance and generally become fully vested in the Company's contributions after seven years of service. The expense related to the Company's contributions to the Plans for the years ended March 31, 2001, 2000 and 1999 was approximately $2,200, $1,600 and $1,100, respectively.

10.  STOCK OPTION PLAN

   In 1998, the Board of Directors adopted a stock option plan and approved a number of stock option grants to be effective upon the closing of the initial public offering. Under the terms of the stock option plan, 1,820,000 shares of the Company's common stock may be sold pursuant to stock options granted or sold as restricted stock to directors, officers, employees, and consultants to the Company. As of March 31, 2001 the Board had granted options to purchase a total of 1,557,150 shares of common stock of the Company under the stock option plan and an option to purchase 10,000 shares of common stock of the Company outside of the stock option plan. These shares have exercise prices ranging from $6.31 to $18.13. All of these options are subject to vesting requirements based on length of service.

   The following table summarizes the stock option activity for each of the three years ended March 31:

                                           Number of   Per Share
                                            Shares    Option Price
                                           ---------  ------------
             Outstanding at March 31, 1998        --       --
             Granted......................   559,750  $12.00-12.88
             Exercised....................        --       --
             Canceled.....................   (33,650)    $12.00
                                           ---------  ------------
             Outstanding at March 31, 1999   526,100  $12.00-12.88
             Granted......................   871,400  $13.13-18.13
             Exercised....................      (700)    $12.00
             Canceled.....................   (62,600) $12.00-18.13
                                           ---------  ------------
             Outstanding at March 31, 2000 1,334,200  $12.00-18.13
             Granted......................   136,000  $ 6.31-12.00
             Exercised....................        --       --
             Canceled.....................  (127,135) $12.00-18.13
                                           ---------  ------------
             Outstanding at March 31, 2001 1,343,065  $ 6.31-18.13
                                           =========  ============
             Exercisable at March 31, 2001   342,108  $12.00-18.13
                                           =========  ============

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


   Pro forma information regarding net income and earnings per share is required by SFAS 123, "Accounting for Stock-Based Compensation", which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                             2001  2000  1999
                                                                             ----  ----  ----
Risk-free interest rate.....................................................  6.2%  6.0%  5.0%
Volatility factor of the expected market price of the Company's common stock 82.0% 65.0% 75.0%
Dividend yield..............................................................   --    --    --
Weighted average expected life of options (in years)........................  5.0   5.0   5.0

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", but applies Accounting Principals Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, no compensation expense has been recognized for stock options granted at fair market value under its plans. If the Company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                                         2001    2000    1999
                                                        ------- ------- ------
  Pro forma net income available to common stockholders $15,665 $13,722 $9,925
  Pro forma earnings per share:
     Basic............................................. $  0.85 $  0.72 $ 0.60
     Diluted........................................... $  0.85 $  0.72 $ 0.59

   The following table summarizes the weighted average exercise prices of option activity for the years ended March 31:

                                              2001   2000   1999
                                             ------ ------ ------
              Balance at beginning of period $14.22 $12.05 $   --
              Granted.......................   8.44  15.54  12.05
              Exercised.....................     --  12.00     --
              Canceled......................  13.97  14.49  12.00
              Balance at end of period......  13.67  14.22  12.05

   As of March 31, 2001, the weighted average exercise price of exercisable options was $13.64. Outstanding options as of March 31, 2001 had a weighted average remaining contractual life of 7.8 years. The per share weighted average fair value of options granted during the year ended March 31, 2001, 2000 and 1999 was $5.40, $9.35 and $8.19, respectively.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


11.  LEASES

   The Company is obligated under various noncancelable operating leases for its office facilities, office equipment and vehicles. Certain of the leases for its office facilities are with various employee stockholders. Future noncancelable lease commitments as of March 31, 2001 are as follows:

                               Related-Party Other
                                  Leases     Leases   Total
                               ------------- ------- -------
                    2002......    $ 2,434    $ 6,733 $ 9,167
                    2003......      2,200      5,942   8,142
                    2004......      2,067      5,295   7,362
                    2005......      1,960      4,128   6,088
                    2006......      1,273      2,760   4,033
                    Thereafter      3,092      4,538   7,630
                                  -------    ------- -------
                       Total..    $13,026    $29,396 $42,422
                                  =======    ======= =======

   Rental expense related to the above leases was as follows:

                                       Related-Party Other
                                          Leases     Leases Total
                                       ------------- ------ ------
             Year ended March 31, 2001    $2,820     $5,851 $8,671
             Year ended March 31, 2000     1,452      4,714  6,166
             Year ended March 31, 1999     1,042      2,487  3,529

   Certain of the Company's leases are subject to renewal options which range up to 7 years.

12.  RELATED-PARTY TRANSACTIONS

   During 1994, the Company entered into a seven-year consulting agreement with its majority stockholder, Golder, Thomas, Cress, Rauner, Inc. (the "Majority Stockholder"). Under the terms of this agreement, the Company was obligated to pay the Majority Stockholder an annual management fee of $200. The Company was also obligated to pay a 1% placement fee to the Majority Stockholder for all debt and equity raised by the Company during the term of the agreement. The agreement terminated upon the closing of the initial public offering ("IPO") of the Company's common stock in June 1998. Golder, Thoma, Cressey, Rauner, Inc. management fees were waived in 1999 due to the completion of the IPO in June 1998.

   The Company entered into a consulting agreement with Capitol Office Solutions ("Capitol") in July 1997, whereby the Company provided certain human resources, administration, financial, accounting, and consulting services to Capitol for an annual fee of $150. Additionally, the Company received a one-time fee of $270 from Capitol related to assisting Capitol in obtaining financing. The consulting agreement ended in November 1998 with the purchase of Capitol in December 1998. The majority stockholders of the Company also owned the majority of the outstanding stock of Capitol.

   In the ordinary course of business, the Company purchased inventory from an entity, which is owned by a president of a subsidiary of the Company. For the year ended March 31, 2000, the Company purchased inventory totaling $572 from this entity.

                         GLOBAL IMAGING SYSTEMS, INC.

              (In thousands, except share and per share amounts)


   Related party notes receivable at March 31, 2001, relates to amounts loaned to an officer of the Company. This note bears interest at the interest rate charged the Company on its revolving credit facility and is due and payable, with interest, on September 30, 2005. All interest has been paid on the note through March 31, 2001.

13.  SEGMENTS

   In fiscal 1999, the Company adopted the provisions of Statement of Financial Accounting Standards 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes new standards for reporting information about operating segments and related disclosures.

   As an integrated office technology solutions provider, the Company is organized into 14 geographical operating segments (core dealers). These individual segments have been aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the core dealers and the common nature of the products and services, classes of customers and distribution channels.

   The revenues of these aggregated segments are derived from the two principal categories of revenues as reported in the Company's consolidated statements of operations. Substantially all of the Company's revenue is attributable to customers in the United States. Additionally, all of the Company's assets are located in the United States.

14.  SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

   The Company has issued $100,000 of 10 3/4% Senior Subordinated Notes (the Notes), that are fully and unconditionally guaranteed on a joint and several basis by all the Company's existing subsidiaries (the Guarantors), each of which is wholly owned, directly or indirectly, by the Company. The Company is a holding company all of whose operations are conducted by the Guarantors and the Company has no operations or assets separate from its investment in its subsidiaries. Separate financial statements and other disclosures of the Guarantors are not presented because management determined the information is not material to investors.

15.  SUBSEQUENT EVENTS (Unaudited)

   The Company announced a stock repurchase program in May 2001 whereby $4,000 of the Company's common stock may be acquired in the open market. The Company obtained the approval of the lenders under its senior credit facility. This stock repurchase program is for the purpose of enhancing shareholder value.

PROSPECTUS

                         Global Imaging Systems, Inc.

                                 Common Stock

                         $50,000,000 of Company Shares

                    3,503,500 of Selling Shareholder Shares

                               -----------------

   By this prospectus from time to time, we may offer and sell shares of our common stock, par value $.01 per share, having an aggregate offering price of up to $50,000,000. If we decide to offer and sell our common stock in one or more underwritten public offerings, the selling stockholders named in this prospectus may offer and sell up to 3,503,500 shares of their common stock in the underwritten offering or offerings.

   We and the selling stockholders may offer the common stock in amounts, at prices and on terms determined at the time of the offering. We may sell these shares to or through underwriters and also to other purchasers or through agents. Although we will incur expenses in connection with the registration of the common stock, we will not receive any proceeds from the sale of the shares offered by the selling stockholders. We will provide a supplement to this prospectus before we or any selling stockholders sell any common stock under this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or any selling stockholders, will list the names of any underwriters or agents, and may also add, update or change information contained in this document.

   Our common stock is listed on the Nasdaq National Market, or Nasdaq, under the symbol "GISX." On January 31, 2002, the last reported sale price of our common stock on Nasdaq was $18.55 per share. Our principal executive offices are located at 3820 Northdale Boulevard, Suite 200A,Tampa, Florida 33624 and our telephone number is (813) 960-5508.

   You should read this prospectus, the documents that are incorporated by reference in this prospectus, and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of any common stock unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the common stock.

Investing in our common stock involves risks. You should carefully read the "Risk Factors" described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which is incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February 1, 2002.

                               TABLE OF CONTENTS

                                                               Page
                                                               ----
            ABOUT THIS PROSPECTUS.............................  1
            RISK FACTORS......................................  2
            WHERE YOU CAN FIND MORE INFORMATION...............  2
            SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION  3
            THE COMPANY.......................................  3
            USE OF PROCEEDS...................................  4
            SELLING STOCKHOLDERS..............................  5
            PLAN OF DISTRIBUTION..............................  6
            EXPERTS...........................................  9
            LEGAL MATTERS.....................................  9

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, offer and sell shares of our common stock as described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. If we decide to offer and sell our common stock in one or more underwritten public offerings, the selling stockholders named in this prospectus may offer and sell up to 3,503,500 shares of their common stock in the underwritten offering.

   This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

   Each time we or the selling stockholders named in this prospectus sell any of the common stock, we will provide you with a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

   You should rely only upon the information contained in, or incorporated into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   We may sell the common stock to or through underwriters, dealers or agents or directly to purchasers. The selling stockholders may only sell the offered common stock as part of an underwritten public offering in which we sell shares of our common stock. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents involved in the sale of the common stock, and any applicable fee, commission or discount arrangements with them. For a more detailed description of the various means by which we may distribute the common stock, you should read the information under the heading "Plan of Distribution."

   As used in this prospectus generally and in any accompanying prospectus supplement, the terms "Global," the "company," "we," "our" or "us" mean Global Imaging Systems, Inc. and its direct and indirect subsidiaries.

                                 RISK FACTORS

   Investing in our common stock involves risks. You should carefully read the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which is hereby incorporated by reference in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 000-24373. You may read and copy materials that we have filed with the Commission, including the registration statement of which this prospectus is a part, at the Commission's public reference room located at:

                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public on the Commission's web site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except, with respect to Current Reports on Form 8-K, any information furnished solely under Item 9) until we have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated.

    1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

    2. Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, September 30, 2001, and December 31, 2001.

    3. The description of our common stock included in our Registration Statement on Form 8-A (filed on June 2, 1998), which incorporates by reference a description of our common stock from our Registration Statement on Form S-1 (File No. 333-48103, as filed on June 17, 1998), which description we also incorporate by reference into this prospectus.

   You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (813) 960-5508 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time:

                              Corporate Secretary
                          Global Imaging Systems, Inc
                       3820 Northdale Blvd., Suite 200A
                             Tampa, Florida 33624

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus and the information incorporated by reference into this prospectus contain forward-looking statements, including statements about our acquisition and business strategy, our expected financial position and operating results, the projected size of our markets and our financing plans and similar matters. In addition, in those and other portions of this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "project" and similar expressions, as they relate to Global, its management, and its industry are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Actual results may differ materially. Some of the risks, uncertainties and assumptions about Global that may cause actual results to differ from the results in these forward-looking statements include the following:

  . general economic and business conditions, both nationally and in our markets;

  .  our acquisition opportunities and our ability to integrate acquisitions;

  . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  . economic and other disruptions and uncertainties resulting from the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and a continuing war on terrorism, including military action, new terrorist attacks, actual or threatened, and related political events;

  . anticipated trends in our business, including those described in the information contained in the Management's Discussion and Analysis sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and of our Quarterly Reports on Form 10-Q for the quarter-ended June 30, 2001, September 30, 2001 and December 31, 2001;

  .  existing and future regulations affecting our business; and

  . other risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

   All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                                  THE COMPANY

   Global Imaging Systems, Inc. is a leading provider of a number of office technology solutions. We sell and service automated office equipment, network integration solutions and electronic presentation systems. We offer solutions incorporating products from Konica, Canon, Ricoh, Sharp, Hewlett-Packard, IBM, Microsoft, InFocus, Sony and other leading companies. We also offer a variety of ongoing contract services, including service, supply, network management, technical support and training. We currently operate from 115 locations in 26 states and the District of Columbia. We concentrate on customers in the middle market, which we define as businesses with up to 1,000 employees that generally operate in a single geographic area.

   We attribute our historical revenue growth and consistent operating performance primarily to:

  . our focus on providing complete office technology solutions for the middle-market customer;

  . our localized structure--delivering local service through local people under a local company name--coupled with stringent company-wide operating controls;

  .  our utilization of a performance-based, benchmarking model; and

  . our disciplined pursuit and efficient integration of strategic acquisitions.

   Our strategic objectives are (1) to be the leading and most profitable provider of office technology solutions to customers in the middle market and
(2) to continue to grow profitably through internal expansion and by acquiring additional businesses. We enter new geographic markets by acquiring additional core companies. We expand our core markets through acquisitions of satellite companies, which are typically smaller than and in close proximity to our core companies. Administrative functions at satellite companies are integrated into our core companies, allowing local management teams to focus on delivering superior products and services. Since our founding in June 1994, we have acquired 51 businesses, all within the United States, and presently operate
14 core companies and 37 satellite companies. These companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management teams, preserving existing customer relationships. We believe that this core-and-satellite model has led to our success in the middle market.

   We maintain our executive offices at 3820 Northdale Blvd., Suite 200A, Tampa, Florida 33624. Our telephone number is (813) 960-5508. We also maintain a web site at www.global-imaging.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of common stock by us will be used to pay down our indebtedness under our senior credit facility. Our senior credit facility consists of a $150,000,000 five-year senior secured revolving line of credit, a $25,000,000 five-year senior term loan and a $75,000,000 seven-year senior term loan. Under the terms of the facility, we are required to use 50% of the aggregate net cash proceeds received by us in a common stock offering to pay down the term loans. The lenders under the seven-year term loan may require that some of the proceeds first be applied to pay down the revolving line of credit instead. We expect to use any remaining proceeds to pay down the revolving line of credit.

   The revolving line of credit and the five-year term loan bear interest at rates ranging from 2.00% to 3.00% over LIBOR or from .75% to 1.75% over a base rate related to the prime rate, varying according to Global's ratio of its total funded debt to earnings before interest, taxes, depreciation and amortization. The seven-year term loan bears interest at a rate of 3.25% over LIBOR or 2.00% over a base rate related to the prime rate. Amounts borrowed under the revolving line of credit may be repaid and borrowed over the life of the revolving line of credit, with a final maturity date of June 30, 2004. Amounts borrowed under the five-year term loan are to be repaid in installments over the life of the loans, with a final maturity date of June 30, 2004. Amounts borrowed under the seven-year term loan are to be repaid in installments over the life of the loan, with a final maturity date of June 30, 2006. Amounts borrowed under the senior credit facility may be used to fund working capital and general corporate purposes, including acquisitions.

   To the extent that the net proceeds of any offering pursuant to this prospectus are not used to repay indebtedness under our senior credit facility, we anticipate that the proceeds will be used for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, development of additional properties, acquisitions and the repayment or repurchase of our indebtedness and our capital stock.

   We will not receive any of the proceeds from sales of common stock by the selling stockholders. We have agreed to pay all expenses of effecting the registration of the offered shares, including reasonable fees and disbursements of one counsel for the selling stockholders. We will not pay underwriting discounts and commissions, fees and disbursements of any additional counsel for the selling stockholders, or transfer taxes attributable to the sale of the offered shares, which will be paid by the selling stockholders.

                             SELLING STOCKHOLDERS

   The following table provides certain information regarding the selling stockholders. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time up to an aggregate of 3,503,500 shares of common stock. The selling stockholders may only sell the offered common stock as part of an underwritten public offering in which we sell shares of our common stock. In this prospectus, we refer to these holders collectively as the selling stockholders.

                                               Shares of                         Shares of
                                             Common Stock                      Common Stock
                                             Beneficially                      Beneficially
                                              Owned Prior       Number of       Owned After
         Selling Stockholders              to this Offering      Shares      this Offering(2)
         --------------------           ----------------------    Being   ----------------------
                                         Number   Percentage(1)  Offered   Number   Percentage(1)
                                        --------- ------------- --------- --------- -------------
Golder, Thoma, Cressey, Rauner Fund IV,
  L.P.(3).............................. 7,404,525     40.7%     2,794,102 4,610,423     22.1%
Jackson National Life Insurance
  Company(4)...........................   544,398      3.0%       544,398         0        0%
Thomas S. Johnson(5)...................   719,984      3.9%       100,000   619,984      3.0%
Raymond Schilling(6)...................   226,878      1.2%        25,000   201,878      1.0%
Alfred N. Vieira(7)....................   199,346      1.1%        10,000   189,346        *
Mark M. Lloyd(8).......................   127,620        *         30,000    97,620        *

--------
 * Less than 1%.

(1) Based on 18,173,780 shares of Global's common stock outstanding on January 15, 2002 . The percentage of shares owned after the offering assumes that Global sells 2,695,000 shares pursuant to this prospectus.

(2) The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. In addition, the selling stockholders may acquire additional shares of our common stock. The information above regarding the selling stockholders' holdings of our common stock after offerings pursuant to this prospectus assumes that the selling stockholders sell all shares they are offering under this prospectus, and neither dispose of nor acquire any additional shares.

(3) Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which in turn is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. As a result, all three of these entities may be deemed to share voting and investment power over, and therefore to be the beneficial owners of, the shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Carl Thoma, who is a director of Global, is also a principal of Golder, Thoma, Cressey, Rauner, Inc. and may therefore also be deemed to beneficially own these shares by virtue of his shared voting and investment power over them.

(4) As the exclusive investment advisor to Jackson National Life Insurance Company, PPM America, Inc. shares voting and investment power over, and therefore may be deemed to be the beneficial owner of, the shares held by Jackson National Life Insurance Company. Bruce Gorchow, a director of Global, is Executive Vice President of PPM America, Inc. and a member of its underwriting committee. Accordingly, Mr. Gorchow may be deemed to share voting and investment power over, and therefore beneficial ownership of, Jackson Life Insurance company shares.

(5) Mr. Johnson has served as a director and as President and Chief Executive Officer since our founding in June 1994. The shares Mr. Johnson beneficially owns include 9,700 shares of common stock held of record by a member of Mr. Johnson's immediate family over which Mr. Johnson shares dispositive power and has sole voting power and 60,270 shares of common stock subject to options exercisable within 60 days.

(6) Mr. Schilling has served as our Senior Vice President since April 1999 and as our Chief Financial Officer, Secretary and Treasurer since our founding in June 1994. From June 1994 to April 1999, Mr. Schilling also served as our Vice President. The shares Mr. Schilling beneficially owns include 18,270 shares of common stock subject to options exercisable within 60 days.

(7) Mr. Vieira has served as our Vice President-Operations/Service since October 2000. From March 1997 to October 2000, Mr. Vieira served as our Vice President-Service. The shares Mr. Vieira beneficially owns include 2,765 shares held by Mr. Vieira's wife over which Mr. Vieira may be deemed to share voting and investment power and also include 9,270 shares of common stock subject to options exercisable within 60 days.

(8) Mr. Lloyd has served as a director since August 1999. Since 1981, Mr. Lloyd has served as President of Southern Business Communications, Inc., one of our core companies which we acquired in October 1996. Mr. Lloyd has served as a director of Centre Business Products, Inc. and Proview, Inc., two subsidiaries of Southern Business Communications, Inc., since they were acquired by us in August 1998 and September 1998, respectively. The shares Mr. Lloyd beneficially owns include 12,310 shares of common stock subject to options exercisable within 60 days.

                             PLAN OF DISTRIBUTION

   We may sell the shares being offered by this prospectus and any accompanying prospectus supplement:

  .  directly to purchasers,

  .  through agents,

  .  through dealers,

  .  through underwriters,

  .  directly to our stockholders, or

  .  through a combination of any of the above methods of sale.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

   The selling stockholders have agreed that (1) they will not offer or sell any shares of common stock pursuant to this prospectus other than as part of an underwritten public offering in which we sell shares of our common stock; and
(2) the maximum number of shares of common stock that they will sell pursuant to this prospectus will not exceed 3,503,500 shares of common stock in the aggregate.

   The selling stockholders may also transfer the common stock by gift, partnership distribution or other non-sale related transfer, in which case the donees, transferees or other successors-in-interest will be deemed to be selling stockholders. The number of shares offered by a selling stockholder under this prospectus will decrease as and when it takes any of the above actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, any offered shares by the selling stockholders covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 under the Securities Act rather than pursuant to this prospectus.

   We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

  .  all registration and filing fees,

  .  printing expenses and fees,

  .  fees and disbursements of counsel, accountants and underwriters for us, and

  . reasonable fees and disbursements of one counsel for the selling stockholders.

   The selling stockholders will pay:

  . any underwriting discounts and commissions with respect to the shares of common stock they sell hereunder,

  . fees and disbursements of any additional counsel for the selling stockholders, and

  .  transfer taxes, if any.

   The distribution of the common stock may be effected from time to time in one or more transactions:

  .  at a fixed price or prices, which may be changed,

  .  at market prices prevailing at the time of sale,

  .  at prices related to the market prices prevailing at the time of sale, or

  .  at negotiated prices.

   We may solicit directly offers to purchase any shares of common stock. Agents designated by us from time to time may also solicit offers to purchase shares of common stock. An agent that we designate may be considered to be an "underwriter" as that term is defined in the Securities Act. Any designated agent that is involved in the offer or sale of the shares of common stock will be named, and any commissions payable by us to that agent will be described, in the applicable prospectus supplement.

   If a dealer is used to sell common stock, the common stock will likely be sold to the dealer as principal. The dealer may be considered to be an "underwriter" as that term is defined in the Securities Act. The dealer may resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

   If an underwriter is used to sell common stock, we and, if applicable, the selling stockholders will enter into an underwriting agreement with the underwriter at the time the common stock is sold to them. The underwriter will be named in the prospectus supplement that the underwriter will use to resell the common stock. In connection with the resale of common stock, the underwriter may be considered to receive compensation from us and the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common stock for whom the underwriter may act as agent. The underwriter may also sell the common stock to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or commissions from the purchasers for whom the dealers may act as agents. The applicable prospectus supplement will describe any underwriting compensation paid by us or the selling stockholders to underwriters in connection with the offering of the common stock, and any discounts, concessions or commissions that the underwriter allows to participating dealers.

   We may enter into agreements with underwriters, dealers, agents and other persons that contain indemnification provisions. Under those agreements, we may be obligated to indemnify the applicable underwriter, dealer, agent or other person against various civil liabilities, including liabilities under the Securities Act. In addition, we also may be obligated to contribute to payments that the applicable underwriter, dealer, agent or other person may be required to make. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. We may also agree to indemnify each of the selling stockholders and their respective officers, directors, partners, employees, agents and representatives of, and each person who controls, within the meaning of the Securities Act, any selling stockholder against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in a number of circumstances in connection with this offering. Each of the selling stockholders may agree to indemnify us, our officers, directors, employees, agents, representatives and each person who controls, within the meaning of the Securities Act, our company against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholder expressly for use in the registration statement of which this prospectus is a part. The indemnification obligation of each selling stockholder is several, not joint.

   We may authorize underwriters, dealers or other persons to solicit offers by various institutions to purchase the common stock pursuant to contracts that provide for the payment for and delivery of the common stock on a future date or dates. If so authorized, the applicable prospectus summary will indicate the authorization. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, subject to our approval. The obligations of purchasers under these contracts will not be subject to any conditions except that:

  . at the time of delivery, the purchase of the common stock will not be prohibited under the laws of the jurisdiction to which a purchaser is subject, and

  . if the common stock is also being sold to underwriters, the common stock not sold for delayed delivery will have been sold to those underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts. The prospectus supplement relating to these contracts will state the price to be paid for the common stock under these contracts, the commission payable for solicitation of these contracts and the date or dates in the future for delivery of the common stock under these contracts.

   In connection with any offer and sale of common stock pursuant to this offering that uses an underwriter, an underwriter may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of the common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

   Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the common stock to be higher than it would be otherwise in the absence of those transactions. Stabilizing and syndicate covering transactions, if commenced, may be discontinued by an underwriter at any time.

   The anticipated date of delivery of the common stock will be stated in the applicable prospectus supplement relating to each offer.

                                    EXPERTS

   Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2001 and the related financial statement schedule included therein, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the common stock. If the common stock is distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel identified in the applicable prospectus supplement.
J. Hovey Kemp, a partner of Hogan & Hartson L.L.P., owns approximately 8,100 shares of Global's common stock.

================================================================================




                               -----------------

                               TABLE OF CONTENTS


                                   Page
                                   ----
Summary........................... S-1
Risk Factors...................... S-6
Disclosure Regarding Forward-
  Looking Statements.............. S-12
Use of Proceeds................... S-13
Dividend Policy................... S-13
Common Stock Price Range.......... S-14
Capitalization.................... S-15
Selected Consolidated Financial
  Data............................ S-16
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations....... S-17
Business.......................... S-27
Management........................ S-36
Principal and Selling Stockholders S-40
Description of Capital Stock...... S-42
Shares Eligible for Future Sale... S-44
Underwriting...................... S-45
Legal Matters..................... S-47
Experts........................... S-47
Index to Consolidated Financial
  Statements...................... SF-1
Base Prospectus...................    1

                               -----------------




================================================================================
================================================================================

                               4,890,000 Shares


[LOGO OF GLOBAL IMAGING SYSTEMS]
                         GLOBAL IMAGING SYSTEMS, INC.

                                 Common Stock

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              Joint Lead Managers

                                 RAYMOND JAMES

                                  UBS WARBURG

                               -----------------

                             ROBERT W. BAIRD & CO.

                               February 25, 2002


================================================================================